UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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Equinix, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Equinix, Inc., a Delaware corporation (“Equinix”). The meeting will be held at our headquarters, located at One Lagoon Drive, Redwood City, Calif., on Wednesday, June 1, 2016, at 10:30 a.m. PDT, for the purpose of considering and voting on:

1.	Election of directors to the board of directors (the "Board") to serve until the next Annual Meeting or until their successors have been duly elected and qualified;

2.	Approval, by a non-binding advisory vote, of the compensation of our named executive officers;

3.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending Dec. 31, 2016; and

4.	Such other business as may properly come before the meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the attached proxy statement.

Only stockholders of record at the close of business on April 20, 2016, are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection at our headquarters, located at One Lagoon Drive, Redwood City, Calif., during ordinary business hours for the 10-day period prior to the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Peter Van Camp

Peter Van Camp

Executive Chairman

Redwood City, California

April 29, 2016

TO BE HELD

Wednesday, June 1, 2016

LOCATION

Equinix Corporate Headquarters

One Lagoon Drive

Redwood City, CA 94065

+1.650.598.6000

ATTENDANCE

Whether or not you plan to attend the Annual Meeting, please complete, sign, date and promptly return the accompanying proxy in the enclosed postage-paid envelope, or follow the instructions in “Additional Information” (page 48) to submit your proxy by telephone or on the Internet. You may revoke your proxy at any time prior to the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Important notice regarding the availability of proxy materials for the Annual Meeting to be held on June 1, 2016:

The proxy statement and annual report to stockholders on Form 10-K are available at: proxy.equinix.com

Equinix 2016 Proxy Statement • NOTICE OF ANNUAL MEETING OF STOCKHOLDERS	3

PROXY SUMMARY

This summary highlights some of the topics discussed in this proxy statement. It does not cover all of the information you should consider before voting, and you are encouraged to read the entire proxy statement before casting your vote.

General Information

MEETING: Annual Meeting of Stockholders

DATE: Wednesday, June 1, 2016

TIME: 10:30 a.m. PDT

LOCATION: Equinix Corporate Headquarters,

One Lagoon Drive, Redwood City, CA 94065

RECORD DATE: April 20, 2016

STOCK SYMBOL: EQIX

EXCHANGE: NASDAQ

COMMON STOCK OUTSTANDING: 69,429,078 shares as of April 20, 2016

REGISTRAR & TRANSFER AGENT: Computershare

STATE OF INCORPORATION: Delaware

YEAR OF INCORPORATION: 1998

PUBLIC COMPANY SINCE: 2000

CORPORATE WEBSITE: Equinix.com INVESTOR RELATIONS WEBSITE: investor.equinix.com 2016 ANNUAL MEETING MATERIALS: proxy.equinix.com

Governance

DIRECTOR NOMINEES: 10

Thomas Bartlett (Independent Director)	Nanci Caldwell (Independent Director)	Gary Hromadko (Independent Director)	John Hughes (Independent Director)	Scott Kriens (Independent Director)

William Luby (Independent Director)	Irving Lyons III (Independent Director)	Christopher Paisley (Lead Independent Director)	Stephen Smith (Chief Executive Officer and President)	Peter Van Camp (Executive Chairman)

DIRECTOR TERM: One year

DIRECTOR ELECTION STANDARD: Majority votes cast

BOARD MEETINGS IN 2015: 18

STANDING BOARD COMMITTEES (MEETINGS IN 2015):

Audit (11), Compensation (4), Governance (4), Nominating (1), Real Estate (5)

SUPERMAJORITY VOTING REQUIREMENTS: No

STOCKHOLDER RIGHTS PLAN: No

STOCKHOLDER RIGHT TO CALL SPECIAL MEETINGS: Yes

STOCKHOLDER RIGHT TO ACT BY WRITTEN CONSENT: Yes

STOCKHOLDER PROXY ACCESS RIGHTS: Yes

CORPORATE GOVERNANCE MATERIALS: governance.equinix.com/

Equinix 2016 Proxy Statement • PROXY SUMMARY	4

Performance and Compensation Highlights

REVENUES ($M):	AFFO ($M)(1):	2015 STOCK PRICE PERFORMANCE ($):

CEO: Stephen Smith (age 59; CEO since 2007)		CEO 2015 COMPENSATION MIX(2):

PERCENTAGE 2015 CEO INCENTIVE

COMPENSATION AT RISK: 100% of Annual and 75% of Long Term

METRICS USED FOR INCENTIVE COMPENSATION:

Revenues, AFFO, Total Shareholder Return

TAX GROSS-UPS: No

STOCK OWNERSHIP GUIDELINES: Yes

ANTI-HEDGING POLICY: Yes

Items to Be Voted On

DIRECTORS: Election of Directors	COMPENSATION: Advisory Vote to Approve Named Executive Officer Compensation	AUDIT: Ratification of Independent Registered Public Accountants

1.	Funds from operations (“FFO”) and adjusted funds from operations (“AFFO”) are non-GAAP financial measures commonly used in the REIT industry. FFO is calculated in accordance with the standards established by the National Association of Real Estate Trusts (“NAREIT”). FFO represents net income (loss), excluding gains (losses) from the disposition or real estate assets, depreciation and amortization on real estate assets and adjustments for unconsolidated joint ventures’ and non-controlling interests’ share of these items. AFFO represents FFO, excluding depreciation and amortization expense on a non-real estate assets, accretion, stock-based compensation, restructuring charges, impairment charges, acquisition costs, an installation revenue adjustment, a straight-line rent expense adjustment, amortization of deferred financial costs, gains (losses) on debt extinguishment, an income tax expense adjustment, recurring capital expenditures and adjustments from FFO to AFFO for unconsolidated joint ventures’ and non-controlling interests’ share of these items. For additional definitions of non-GAAP terms and a detailed reconciliation between non-GAAP financial results and the corresponding GAAP measures, please refer to the Investor Relations section of our website at Equinix.com.

2.	Reflects the market value of the RSU awards on the grant date of Feb. 12, 2015. Assumes the maximum size award is earned under the 2015 annual incentive plan and the maximum number of shares is earned under the performance-based RSU awards.

Equinix 2016 Proxy Statement • PROXY SUMMARY	5

PROXY STATEMENT 2016 Annual Meeting of Stockholders E Q U I N I X

Equinix 2016 Proxy Statement • PROXY STATEMENT	6

Table of Contents

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS	3

PROXY SUMMARY	4

PROXY STATEMENT	6

GOVERNANCE	8

Election of Directors	8

Board Composition	12

Board Operations	13

Other Governance Policies And Practices	16

2015 Director Compensation	17

Equinix Stock Ownership	20

Related Party Transactions	21

COMPENSATION	22

Proposal 1 — Advisory Non-Binding Vote On Executive Compensation	22

Executive Officers	23

Executive Compensation and Related Information	24

Compensation Policies and Practices Risk Assessment	42

Compensation Committee Interlocks and Insider Participation	43

Equity Compensation Plan Information	43

Section 16(a) Beneficial Ownership Reporting Compliance	44

AUDIT	45

Proposal 2 — Ratification Of Independent Registered Public Accountants	45

ADDITIONAL INFORMATION	48

Voting Information and Attending the Meeting	48

Delivery Of Documents To Stockholders Sharing An Address	51

Stockholder Proposals For 2017 Annual Meeting	52

Other Matters	52

Equinix 2016 Proxy Statement • PROXY STATEMENT	7

GOVERNANCE

Election of Directors

All directors will be elected at the Annual Meeting to serve for a term expiring at the next annual meeting of stockholders and until his or her successor is elected, or until the director’s death, resignation or removal. If you sign your proxy card but do not give instructions with respect to the voting of directors, your shares will be voted for the 10 persons recommended by the Board. If you wish to give specific instructions with respect to the voting of directors, you must do so with respect to the individual nominee. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by Equinix’s Board. Each person nominated for election has agreed to serve if elected, and our Board has no reason to believe that any nominee will be unable to serve.

The 10 directors who are being nominated for election by the holders of common stock to the Board, their ages as of April 1, 2016, their positions and offices held with Equinix, and certain biographical information, including directorships held with other public companies during the past five years, are set forth below. In addition, we have provided information concerning the particular experience, qualifications, attributes and/or skills that led the Nominating Committee and the Board to determine that each nominee should serve as a director of Equinix.

NOMINEES

Thomas Bartlett Age 57 Director

Thomas Bartlett has served as a member of our Board and Audit Committee since April 2013. Mr. Bartlett has served as executive vice president and chief financial officer of American Tower, an owner and operator of wireless and broadcast communications sites that operates as a real estate investment trust (“REIT”), since April 2009. Prior to joining American Tower, Mr. Bartlett spent 25 years at Verizon Communications and its predecessor companies in numerous operations and business development roles, most recently as senior vice president and corporate controller since Nov. 2005. Mr. Bartlett began his career at Deloitte, Haskins & Sells. We believe Mr. Bartlett’s experience at American Tower with its conversion to and operation as a REIT is of value to the Board, as Equinix is also a REIT. His experience in the telecommunications and wireless infrastructure fields and his accounting and finance expertise also qualify him to serve on our Board.

Nanci Caldwell Age 58 Director	Nanci Caldwell has served as a member of our Board since Dec. 2015. She is a member of the Governance Committee. Since 2005, Ms. Caldwell has been a corporate director of many public and private companies. Prior to her role as a corporate director, Ms. Caldwell served as executive vice president and chief marketing officer of PeopleSoft, Inc. from 2001 to 2004. Prior to joining PeopleSoft, Ms. Caldwell spent nearly two decades at Hewlett-Packard Co. in increasingly senior and executive sales and marketing roles in Canada and the U.S. Ms. Caldwell currently serves as a director of CIBC and Citrix Systems, both public companies. Prior public companies Ms. Caldwell has served on during the past five years include Tibco Software, Inc. and Deltek, Inc. We believe Ms. Caldwell’s qualifications to sit on our Board include her expertise in enterprise sales, marketing and technology, which brings a valuable perspective to our Board to support our current sales and marketing strategy, and her experience as an operating executive at major public companies.

Equinix 2016 Proxy Statement • GOVERNANCE	8

Gary Hromadko Age 63 Director	Gary Hromadko has served as a member of our Board since June 2003. He is a member of the Audit, Nominating and Real Estate Committees. Mr. Hromadko has been a venture partner at Crosslink Capital, a venture capital firm, since June 2002. In addition to his responsibilities with Crosslink Capital, Mr. Hromadko has been active as a private investor since 1993. Mr. Hromadko serves on the board of directors of several privately held companies. He has also served as a director of the public company Carbonite Inc. during the last five years. We believe Mr. Hromadko’s experience as an investor in the networking, cloud and infrastructure service sectors, important customer segments to Equinix and sectors where trends are closely watched as important to our future strategy and positioning, his financial and capital markets experience, and his experience with Equinix dating back to 2003, qualify him to serve on our Board.

John Hughes Age 64 Director	John Hughes has served as a member of our Board since Jan. 2016. Mr. Hughes previously served as executive chairman of Telecity Group plc, prior to its acquisition by Equinix, effective in Jan. 2016, and had previously been its non-executive Chairman from 2007 to 2014. Mr. Hughes currently serves as chairman of the board for the publicly-traded Just-Eat Group plc and as non-executive chairman of publicly- traded Spectris plc. He also serves as a director for CSG Systems Inc. During the past five years, Mr. Hughes was a director on the boards for publicly-traded Sepura plc, Chloride Group plc and Vitec Group plc. Mr. Hughes has been an advisor to Oakley Corporate Finance since 2012 and previously served as an advisor to Advent International, a private equity fund, from 2008 to 2011. Prior to his board positions, from 2000 to 2004, Mr. Hughes served as executive vice president and chief operating officer for Thales Group, a leading European provider of complex systems for the defense, aerospace and commercial markets. Prior to 2000, he served as president of GSM/UMTS Wireless Networks of Lucent Technologies and as a director of Convex global field operations and vice president and managing director of Convex Europe, a division of Hewlett-Packard Co. We believe Mr. Hughes’s industry experience, having led one of the largest data center providers in Europe, and his decades of experience leading global high-tech businesses qualify him to serve on our Board. His view of the European markets and his institutional knowledge of Telecity Group will also assist the Board in overseeing the integration of the two businesses.

Scott Kriens Age 58 Director

Scott Kriens has served as a member of our Board since July 2000. He is a member of the Compensation Committee and the Nominating Committee. Mr. Kriens has served as chairman of the board of directors of Juniper Networks, Inc., a publicly- traded Internet infrastructure solutions company, since Sept. 2008. From Oct. 1996 to Sept. 2008, Mr. Kriens served as Juniper’s chief executive officer and chairman of the board of directors. From April 1986 to Jan. 1996, Mr. Kriens served as vice president of sales and vice president of operations at StrataCom, Inc., a telecommunications equipment company, which he co-founded in 1986. We believe Mr. Kriens’ extensive experience in the sectors of communications services and Internet infrastructure, two important sectors to Equinix as discussed above, as well as his executive leadership and management experience leading a high-growth company, qualify him to serve on our Board.

Equinix 2016 Proxy Statement • GOVERNANCE	9

William Luby Age 56 Director

William Luby has served as a member of our Board since April 2010. He is a member of the Compensation Committee and the Nominating Committee. Mr. Luby has served as the managing partner of Seaport Capital, a private equity firm, and its predecessor companies since 1996. He previously was a managing director at Chase Capital, the private equity affiliate of the Chase Manhattan Corporation. Mr. Luby also serves on the board of directors of several privately held companies and previously served as chairman of the board of directors of Switch & Data Facilities Company, Inc., a public company, prior to its acquisition by Equinix in 2010. Mr. Luby has been an active investor in the telecommunications industry for 25 years. We believe that this experience, his experience as a director at Switch & Data, and his familiarity with our industry qualify him to serve on our Board.

Irving Lyons Ill Age 66 Director

Irving Lyons, III has served as a member of our Board since Feb. 2007. He is a member of the Compensation Committee, Real Estate Committee, and the Stock Award Committee. Mr. Lyons has been a principal of Lyons Asset Management, a California-based private investment firm, since Jan. 2005. From Dec. 1993 to Jan. 2005, Mr. Lyons was employed at ProLogis, a global provider of distribution facilities and services, where he served as chief investment officer from March 1997 to Dec. 2004 and as vice chairman of the board of directors from Dec. 2001 to Jan. 2005. Mr. Lyons serves on the boards of directors and is the lead independent director of the publicly traded REITs ESSEX Property Trust, Inc. and ProLogis. We believe Mr. Lyons’s qualifications to sit on our Board include his global real estate experience, including his experience as a chief investment officer at a real estate concern, which provides valuable insight to discussions of site selection and negotiations as Equinix conducts expansion planning and management of its real estate portfolio, his experience with REITs, as well as his knowledge of capital markets and executive leadership and management experience.

Christopher Paisley Age 63 Lead Independent Director

Christopher Paisley has served as a member of our Board since July 2007 and as lead independent director since Feb. 2012. He is a member of the Audit Committee, Governance Committee and Real Estate Committee. Mr. Paisley has been the Dean’s Executive Professor of Accounting at the Leavey School of Business at Santa Clara University since Jan. 2001. From Sept. 1985 until May 2000, Mr. Paisley was the senior vice president of finance and chief financial officer of 3Com Corporation. Mr. Paisley currently serves as a director of Ambarella, Inc., Fitbit, and YuMe Inc., and as lead independent director of Fortinet, Inc., all public companies. He also previously served as a director of the public companies Bridge Capital Holdings, Control4 Corporation and Volterra Semiconductor Corporation during the past five years. We believe Mr. Paisley’s qualifications to sit on our Board include his accounting and finance expertise, his experience as a chief financial officer at a technology company, and his extensive public company board and audit committee experience.

Equinix 2016 Proxy Statement • GOVERNANCE	10

Stephen Smith Age 59 Director, Chief Executive Officer and President

Stephen Smith has served as our chief executive officer and president and as a member of our Board since April 2007. He is a member of the Stock Award Committee. Prior to joining us, Mr. Smith served as senior vice president at HP services, a business segment of Hewlett-Packard Co., from Jan. 2005 to Oct. 2006. Prior to joining Hewlett-Packard Co., Mr. Smith served as vice president of global professional and managed services at Lucent Technologies Inc., a communications solutions provider, from Sept. 2003 to Jan. 2005. From Oct. 1987 to Sept. 2003, he worked for Electronic Data Systems Corporation (“EDS”), a business and technology solutions company, in a variety of positions, including chief sales officer, president of EDS Asia-Pacific, and president of EDS Western Region. Mr. Smith serves on the board of directors of F5 Networks, a public company, and previously served as a director of the public companies 3PAR Inc. and Volterra Semiconductor during the past five years. We believe the understanding of Equinix’s needs, challenges and opportunities that Mr. Smith has acquired as our chief executive officer and president, an extensive career history at technology services and critical infrastructure companies, and prior executive leadership and management experience, qualify him to serve on our Board.

Peter Van Camp Age 60 Executive Chairman

Peter Van Camp has served as our executive chairman since April 2007. He is a member of the Governance Committee. Prior to becoming executive chairman, Mr. Van Camp served as our chief executive officer. He has served as a director since May 2000 and as president since March 2006. In addition, in Dec. 2005, Mr. Van Camp was re-elected as chairman of the Board, having previously served in that capacity from June 2001 to Dec. 2002. From Jan. 1997 to May 2000, Mr. Van Camp was employed at UUNET, the Internet division of MCI (formerly known as WorldCom), where he served as president of Internet markets and as president of the Americas region. During the period from May 1995 to Jan. 1997, Mr. Van Camp was president of Compuserve Network Services, an Internet access provider. Before holding this position, Mr. Van Camp held various positions at Compuserve, Inc. during the period from Oct. 1982 to May 1995. Mr. Van Camp currently serves as a lead independent director and Audit Committee member of the public company Silver Spring Networks Inc. We believe Mr. Van Camp’s long history with Equinix, in the roles of chief executive officer, president and executive chairman, dating back to 2000, in addition to his communications services and Internet infrastructure background and his extensive experience at technology services companies, qualify him to serve on our Board.

The Board recommends a vote "FOR" each nominee

Equinix 2016 Proxy Statement • GOVERNANCE	11

Board Composition

BOARD SIZE

Equinix’s Board currently consists of 10 directors. Equinix’s bylaws provide that the number of directors will be determined by the Board, and the number of directors is currently set at 10. Thus there are no vacant seats on Equinix’s Board at this time.

MAJORITY VOTE STANDARD

Our bylaws provide that a director nominee must receive a majority of the votes cast with respect to such nominee in uncontested director elections (i.e. the number of shares voted “for” a director nominee must exceed the number of shares voted “against” such nominee). If an incumbent director nominee fails to receive a majority of the votes cast in an uncontested election, the director shall immediately tender his or her resignation to the Board. The Governance Committee of the Board, or such other committee designated by the Board, shall make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board shall act on the resignation, taking into account the committee’s recommendation, and publicly disclose its decision regarding the resignation within 90 days following certification of the election results. If the Board accepts a director’s resignation, or if a nominee for director is not elected and the nominee is not an incumbent director, the remaining members of the Board may fill the resulting vacancy or may decrease the size of the Board.

DIRECTOR INDEPENDENCE

The Board is currently comprised of 10 directors, eight of whom qualify as independent directors pursuant to the rules adopted by the Securities and Exchange Commission applicable to the corporate governance standards for companies listed on the NASDAQ National Market System. The Board has determined that all of Equinix’s director nominees are independent within the meaning of the applicable NASDAQ listing standards, except for Mr. Smith, Equinix’s chief executive officer and president, and Mr. Van Camp, Equinix’s executive chairman. The Audit, Compensation, Nominating and Real Estate committees of the Board consist entirely of independent directors.

NOMINATION OF DIRECTORS

The Nominating Committee of the Board operates pursuant to a written charter and has the exclusive right to recommend candidates for election as directors to the Board. The Nominating Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, having high moral character, having business experience, and being over 21 years of age. The Nominating Committee’s process for identifying and evaluating nominees is as follows. In the case of incumbent directors whose annual terms of office are set to expire, the Nominating Committee reviews such directors’ overall service to Equinix during their term, including the number of meetings attended, level of participation, quality of performance, and any transactions of such directors with Equinix during their term. In the case of new director candidates, the Nominating Committee first determines whether the nominee must be independent for NASDAQ purposes, which determination is based upon the Equinix, Inc., Board of Directors Guidelines on Significant Corporate Governance Issues (the “Guidelines”), the rules and regulations of the Securities and Exchange Commission, the rules of the NASDAQ Stock Market, and the advice of counsel, if necessary. The Nominating Committee may then use its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating Committee will then meet to discuss and consider such candidates’ qualifications and choose candidate(s) for recommendation to the Board.

Equinix 2016 Proxy Statement • GOVERNANCE	12

There is no fixed set of qualifications that must be satisfied before a candidate will be considered. Rather, the Nominating Committee has the flexibility to consider such factors as it deems appropriate. In evaluating potential nominees for Board membership, the Nominating Committee considers qualification criteria, such as independence, character, ability to exercise sound judgment, demonstrated leadership ability, skills, including financial literacy, educational background, diversity and experience, in the context of the current and anticipated needs of the Board and of the company as a whole. In practice, the Nominating Committee has sought members with experience relevant to our industry and current strategy. For example, in 2007 the addition of Mr. Lyons to our Board was the result of a specific search designed to add experience in real estate to our Board as we embarked on a period of major expansion, in 2013 the addition of Mr. Bartlett was designed to add further REIT experience to our Board in advance of our REIT conversion, and in 2015 the addition of Ms. Caldwell was designed to add further experience in enterprise technology to our Board as we continue to pursue the enterprise customer. The Nominating Committee understands the importance and value of diversity on the Board and is therefore pleased with the addition of Ms. Caldwell to our Board in 2015. The Nominating Committee is committed to continue seeking out highly qualified women and individuals from minority groups to include in the pool from which Board nominees are chosen.

The Nominating Committee will consider candidates recommended by stockholders. Stockholders wishing to recommend candidates for consideration by the Nominating Committee may do so may do so in writing to the secretary of Equinix and by providing the candidate’s name, biographical data and qualifications. The Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder.

In addition, in March 2016 our bylaws were amended to provide for proxy access for director nominations by stockholders (the “Proxy Access Bylaw”). Under the Proxy Access Bylaw, any eligible stockholder, or eligible group of up to 20 stockholders, owning 3% or more of Equinix’s outstanding common shares continuously for at least three years, may nominate and include in Equinix’s annual meeting proxy materials for director nominees, up to a total number not to exceed the greater of 20% of the directors then serving on the Board or two directors, provided that the eligible stockholder or eligible group of stockholders and the director nominee(s) satisfy the requirements in the Proxy Access Bylaw. The Proxy Access Bylaw will be first available to stockholders for Equinix’s 2017 Annual Meeting of Stockholders.

A more detailed description on the functions of the Nominating Committee can be found in the Nominating Committee Charter, published on the corporate governance section of Equinix’s website at Equinix.com.

Board Operations

BOARD LEADERSHIP STRUCTURE

Prior to his current role, Mr. Van Camp was serving as both our chief executive officer and as chairman of the board. In April 2007, Mr. Van Camp stepped down as Equinix’s chief executive officer but retained the chairmanship of the Board as executive chairman, thus separating the two roles. Today, our chief executive officer is responsible for the day-to-day leadership of Equinix and its performance, and for setting the strategic direction of Equinix. Mr. Van Camp, with his depth of experience and history with Equinix dating back to 2000, provides support and guidance to the chief executive officer and to management as executive chairman. He also provides leadership to the Board and works with the Board to define its structure and activities needed to fulfill its responsibilities, facilitates communication among directors and between directors and senior management, provides input to the agenda for Board meetings, works to provide an appropriate information flow to the Board, and presides over meetings of the full Board. Thus, while our chief executive officer is positioned as the leader of Equinix and is free to focus on day-to-day challenges, our Board also has a strong leader with deep knowledge of Equinix in Mr. Van Camp. We believe this structure is best for both Equinix and our stockholders.

In Feb. 2012, Mr. Paisley was designated by the Board as its lead independent director. In this role, Mr. Paisley is responsible for presiding at all meetings of the Board at which the executive chairman is not present, calling and chairing all sessions of the independent directors, preparing the agenda and approving materials for meetings of the independent directors, briefing management directors about the results of deliberations among independent

Equinix 2016 Proxy Statement • GOVERNANCE	13

directors, consulting with the executive chairman regarding agendas, pre-read materials and proposed meeting calendars and schedules, collaborating with the executive chairman and acting as liaison between the executive chairman and the independent directors, and serving as the Board’s liaison for consultation and communication with stockholders as appropriate, including on request of major stockholders. In addition, the number of independent directors on our Board and our committee structure provide additional independent oversight of Equinix. For example, the Audit, Compensation and Nominating committees of the Board, and the Real Estate Committee of the Board, where decisions regarding our expansion and capital deployment are vetted, consist entirely of independent directors. Our independent directors regularly hold private sessions and have direct access to management. A self-assessment of the Board is also conducted annually, at which time each member is free to evaluate and comment as to whether they feel this leadership structure continues to be appropriate.

DIRECTOR ATTENDANCE

During the fiscal year ended Dec. 31, 2015, the Board held 18 meetings. For the fiscal year, during their period of service, each of the incumbent directors attended or participated in at least 78% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which each such director served. In the event any director missed a meeting, that individual would separately discuss material items with Mr. Smith or Mr. Van Camp.

BOARD COMMITTEES

The Board has six standing committees: the Audit Committee, the Compensation Committee, the Governance Committee, the Nominating Committee, the Real Estate Committee and the Stock Award Committee, in addition to special committees that may be formed from time to time. The following table provides membership information for the incumbent directors for fiscal 2015 for such standing committees of the Board:

Name	Audit	Compensation	Governance	Nominating	Real Estate	Stock Award

Thomas Bartlett	X
Nanci Caldwell			X
Gary Hromadko	X			X	X
John Hughes
Scott Kriens		X		X(1)
William Luby		X		X
Irving Lyons III		X(1)			X	X
Christopher Paisley	X(1)		X		X
Stephen Smith						X
Peter Van Camp			X(1)

1. Committee Chairman

A detailed description of the Audit Committee can be found in the section entitled, “Report of the Audit Committee of the Board of Directors,” elsewhere in this proxy statement. The members of the Audit Committee in 2015 were Mr. Bartlett, Mr. Hromadko and Mr. Paisley. Mr. Paisley is chairman of the Audit Committee and both Mr. Bartlett and Mr. Paisley are considered financial experts. During the fiscal year ended Dec. 31, 2015, the Audit Committee held 11 meetings.

The Compensation Committee oversees, reviews and administers all of Equinix’s compensation, equity and employee benefit plans and programs relating to executive officers, including the named executive officers, approves the global guidelines for the compensation program for Equinix’s non-executive employees, and

Equinix 2016 Proxy Statement • GOVERNANCE	14

approves Equinix’s projected global equity usage. The Compensation Committee also acts periodically to evaluate the effectiveness of the compensation programs at Equinix and considers recommendations from its consultant, Compensia, Inc., and from management regarding new compensation programs and changes to those already in existence. In addition, the Compensation Committee is consulted to approve the compensation package of a newly hired executive or of an executive whose scope of responsibility has changed significantly. A more detailed description of the functions of the Compensation Committee can be found in the Compensation Committee Charter, published on the corporate governance section of Equinix’s website at Equinix.com and also in the “Compensation Discussion and Analysis” section below. The members of the Compensation Committee are Mr. Kriens, Mr. Luby and Mr. Lyons. Mr. Lyons is chairman of the Compensation Committee. During the fiscal year ended Dec. 31, 2015, the Compensation Committee held four meetings.

The Governance Committee was established to (i) oversee the evaluation of the Board, (ii) review and consider developments in corporate governance practices and to recommend to the Board a set of effective corporate governance policies and procedures applicable to Equinix, and (iii) review and consider developments related to Equinix’s Governance Risk and Compliance (“GRC”) Program and to report out to the Board on GRC Program activites and recommendations. A more detailed description on the functions of the Governance Committee can be found in the Governance Committee Charter, published in the corporate governance section of Equinix’s website at Equinix.com. The members of the Governance Committee are Ms. Caldwell, Mr. Paisley and Mr. Van Camp. Mr. Van Camp is chairman of the Governance Committee. During the fiscal year ended Dec. 31, 2015, the Governance Committee held four meetings.

The Nominating Committee’s functions are described above in the section entitled “Nomination of Directors.” The members of the Nominating Committee are Mr. Hromadko, Mr. Kriens and Mr. Luby. Mr. Kriens is chairman of the Nominating Committee. During the fiscal year ended Dec. 31, 2015, the Nominating Committee held one meeting.

The Real Estate Committee approves capital expenditures in connection with real estate development, expansion or acquisition within parameters set by the full Board. All decisions are made considering a projected 10-year internal rate of return and within the context of a multi-year capital expenditure development pipeline and cash flow analysis provided by management to the Real Estate Committee. In approving real estate capital expenditures, the Real Estate Committee also considers an overview of the project and the market, including the competition, strategy, current capacity and sales pipeline. In addition, the Real Estate Committee has the authority to analyze, negotiate and approve the purchase, sale, lease or sublease of real property, approve guarantees related to real property transactions and, subject to any limitations or terms imposed by the full Board, if any, analyze, negotiate and approve real estate-related financing transactions. The members of the Real Estate Committee are Mr. Hromadko, Mr. Lyons and Mr. Paisley. During the fiscal year ended Dec. 31, 2015, the Real Estate Committee held five meetings.

The Stock Award Committee has the authority to approve the grant of stock awards to non-Section 16 officer employees and other individuals. The members of the Stock Award Committee are Mr. Lyons and Mr. Smith. The Stock Award Committee typically does not hold meetings but acts by written consent.

BOARD RISK OVERSIGHT

Our Board’s oversight of risk management is designed to support the achievement of organizational objectives, including strategic objectives, to improve Equinix’s long-term organizational performance and enhance stockholder value. The involvement of the full Board in setting Equinix’s business strategy is a key part of its assessment of what risks Equinix faces, what steps management is taking to manage those risks, and what constitutes an appropriate level of risk for Equinix. Our senior management attends the quarterly Board meetings, presents to the Board on strategic and other matters, and is available to address any questions or concerns raised about risk-management-related issues, or any other matters. Board members also have ongoing and direct access to senior management between regularly scheduled board meetings for any information requests or issues they would like to discuss. In addition, in Sept. 2015 the Board held a strategy meeting with senior management to discuss strategies, key challenges, and risks and opportunities for Equinix. The Board typically holds a meeting focused solely on strategy annually, to set the stage for the planning and development of Equinix’s operating plan for the coming year.

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Equinix has completed a global risk assessment to identify key strategic, operational, financial and regulatory compliance risks and will continue to evaluate such risks. These risks have been communicated to and assessed by Equinix’s executive management, the Governance Committee and the full Board. The Board is scheduled to receive its next enterprise risk briefing in Sept. 2016. Additionally, in 2015 the full Board received briefings on multiple enterprise risks, including cybersecurity. Briefings on cybersecurity, as well as other enterprise risks, will be provided in 2016.

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Governance Committee oversees Equinix’s GRC Program, formally launched in 2013. In connection with this oversight, the Governance Committee receives quarterly updates on key issues, such as enterprise risk management, business continuity and disaster recovery planning, cybersecurity and regulatory compliance. The Governance Committee evaluates the effectiveness of risk mitigation capabilities identified in these areas and monitors for emerging risks. Equinix’s compliance officer, as leader of the GRC Program, reports on the program at each meeting of the Governance Committee.

In addition, the Audit Committee’s charter mandates that it discuss guidelines and policies governing the process by which management and other persons responsible for risk management assess and manage Equinix’s exposure to risk, including Equinix’s major financial risk exposures and the steps management has taken to monitor and control such exposures, based on consultation with management and the independent auditors. The Audit Committee also receives an annual assessment of the adequacy of the controls over financial reporting, including an assessment of the risks associated with the controls over the financial reporting process.

In setting compensation, the Compensation Committee strives to manage risks arising from our compensation policies and programs by setting compensation at levels that maximize stockholder long-term value without encouraging excessive risk-taking. For more information, please read “Compensation Policies and Practices Risk Assessment.” Finally, the Real Estate Committee manages risk by evaluating real estate expansion opportunities and the deployment of capital within the context of Equinix’s overall business and financial strategy and financial picture.

The Board believes that the risk management processes in place for Equinix are appropriate.

BOARD ONBOARDING PROGRAM

Equinix has an onboarding program, overseen by the Governance Committee, to introduce new Board members to Equinix and the Board. The program includes orientation sessions on the Board’s structure and processes, Equinix’s compliance environment, and the business. Ms. Caldwell and Mr. Hughes, who both joined the Board in the past year, have completed the onboarding program.

Other Governance Policies and Practices

CORPORATE GOVERNANCE GUIDELINES

The Board follows its Guidelines published on the corporate governance section of Equinix’s website at Equinix. com. The Guidelines reflect the Board’s dedication to monitoring the effectiveness of policy and decision-making at the Board level. In conjunction with the Governance Committee, the Board will continue to monitor the effectiveness of the Guidelines.

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CODE OF ETHICS AND BUSINESS CONDUCT

Equinix has always taken the issue of corporate governance seriously. The Board has adopted (1) a Code of Business Conduct which applies to all directors, officers and employees and (2) an additional Code of Ethics for chief executive officer and senior financial officers. These documents can be found on the corporate governance section of Equinix’s website at Equinix.com. In addition, anonymous reporting hotlines have been established to facilitate reporting of violations of financial and non-financial policies.

Should the Board ever choose to amend or waive a provision of the Code of Ethics for chief executive officer and senior financial officers, we may disclose such amendment or waiver on the corporate governance section of Equinix’s website at Equinix.com.

STOCK OWNERSHIP GUIDELINES

In its Guidelines, the Board has established a stock ownership requirement for Equinix’s non-employee directors to encourage them to have a significant financial stake in the company. The Guidelines state that each non-employee director should own not less than six times their cash annual retainer for general service on the Board in shares of Equinix’s common stock, including exercised stock options, vested restricted stock units (“RSUs”) and deferred RSUs. Non-employee directors serving on the Board as of Nov. 17, 2010 had until Dec. 31, 2015 to comply with the requirement, and new non-employee directors will have five years from the date of their election to the Board to comply. Compliance with this requirement is measured annually at the end of each fiscal year. Mr. Hromadko, Mr. Kriens, Mr. Luby, Mr. Lyons and Mr. Paisley are all non-employee directors who were serving on the Board as of Nov. 17, 2010, and as of Dec. 31, 2015, all were in compliance with the stock ownership guidelines.

Stock ownership guidelines for Mr. Smith and his direct reports have also been established and require that these executives achieve target ownership levels, expressed as a multiple of salary, within five years from the adoption date of Nov. 30, 2012. The target ownership level for Mr. Smith is three times his annual salary; for all others the target ownership level is one time their annual salary. Compliance with this requirement will be measured annually at the end of each fiscal year, starting with 2017.

NO HEDGING POLICY

Equinix’s Securities Trading Policy prohibits our Board members, officers, employees and consultants from engaging in hedging transactions related to Equinix’s common stock.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Interested parties may contact the Board by sending correspondence to the attention of Equinix’s secretary, c/o Equinix, Inc., One Lagoon Drive, Redwood City, CA, 94065. Any mail received by the secretary, except improper commercial solicitations, will be forwarded to the members of Equinix’s Audit Committee for their further action, if necessary. Equinix does not have a policy requiring attendance by members of the Board at Equinix’s annual stockholder meetings. At Equinix’s 2015 Annual Meeting, Mr. Paisley, Mr. Smith and Mr. Van Camp were in attendance and available for questions.

2015 Director Compensation

Equinix uses a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, Equinix considers the competitive compensation market for directors in the high-technology market, the demands of the various roles that directors hold, and the time required to fulfill their duties to Equinix.

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Non-employee directors receive a retainer in connection with their service on the Board. For fiscal 2015, the annual retainer was $60,000. In addition, in lieu of regular meeting fees, committee chairs (if any) and members received the following annual retainers for fiscal 2015, payable quarterly in arrears:

Committee	Chairman	Member

Audit	$30,000	$15,000
Compensation	$25,000	$12,500
Real Estate	$15,000	$5,000
Nominating	$12,500	$5,000
Governance	$12,500	$5,000

Currently, non-employee directors only receive meeting fees for attendance at committee meetings in excess of a specified number of meetings in a calendar year. The committee meeting fees and the threshold number of meetings that must be attended before any meeting fees are paid are:

			Threshold
			Number of
Committee	Chairman	Member	Meetings

Audit	$5,000	$3,000	12
Compensation	$5,000	$3,000	8
Real Estate	$5,000	$3,000	6
Nominating	$5,000	$3,000	5
Governance	$5,000	$3,000	5
Other	$5,000	$3,000	6

The Board has also designated a lead independent director with a $25,000 annual retainer.

Non-employee directors receive automatic grants of RSUs. At our annual meeting of stockholders, each non-employee director who will continue to be a director after that meeting is automatically granted an award of RSUs. For fiscal 2015, the grant date fair value of these annual awards was $250,000. The automatic RSU awards become fully vested on the earlier of (i) the first anniversary of Equinix’s immediately preceding annual meeting of stockholders or (ii) in the case of a non-employee director not standing for reelection, the date of the first annual meeting of stockholders held subsequent to the date of grant. In addition, each non-employee director receives a prorated award of RSUs upon joining the Board with a grant date fair value of $250,000. The proration is based upon a fraction equal to (x) the number of days from the start date of the non-employee director until the first anniversary of the date of Equinix’s immediately preceding annual meeting of stockholders divided by (y) 365. The number of shares subject to each RSU award is determined by dividing the specified dollar value of the award by the closing price of Equinix’s common stock on the date of grant. The RSUs granted to our directors will become fully vested if Equinix is subject to a change-in-control. In the event of the non-employee director’s death, the portion of the RSUs that would have become vested on the next scheduled vesting date will become fully vested. Directors accrue dividend equivalent units on their RSUs. We allow our non-employee directors to elect to defer settlement of their RSUs. Directors are also eligible to receive discretionary awards under Equinix’s 2000 Equity Incentive Plan. Our stock ownership guidelines for non-employee directors are described under “Governance.”

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The following table sets forth all of the compensation awarded to, earned by, or paid to each non-employee director who served during fiscal year 2015.

	Fees Earned or Paid
Name	in Cash(1) ($)	Stock Awards(2)(3)(4) ($)	Total ($)
Thomas Bartlett	75,000	249,759	324,759
Nanci Caldwell	3,027	112,818	115,845
Gary Hromadko	85,000	249,759	334,759
Scott Kriens	85,000	249,759	334,759
William Luby	77,500	249,759	327,259
Irving Lyons III	90,000	249,759	339,759
Christopher Paisley	125,000	249,759	374,759

1.	Amounts listed in this column include the annual retainers for Board and committee service. Board and committee retainers are prorated based on the number of days the director served during the year. No directors received any additional fees for their attendance at any committee meetings in 2015. The amount in this column for Mr. Paisley also includes a $25,000 retainer for service as a lead independent director.
2.	Reflects RSUs covering 925 shares granted to each non-employee director on the date of our annual stockholders’ meeting in June 2015, except that for Ms. Caldwell, reflects RSUs covering 389 shares granted when she joined the Board in Dec. 2015.
3.	Reflects the aggregate grant date fair value of the restricted stock unit awards granted to the director in 2015 computed in accordance with FASB ASC Topic 718. See Note 12 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on Feb. 26, 2016 for a discussion of all assumptions made by Equinix in determining the grant date fair value of our equity awards.
4.	As of Dec. 31, 2015, Mr. Kriens held outstanding options to purchase 10,592 shares of our common stock, Mr. Lyons held outstanding options to purchase 21,183 shares of our common stock and Mr. Paisley held outstanding options to purchase 3,843 shares of our common stock. As of Dec. 31, 2015, Mr. Bartlett, Mr. Kriens, Mr. Lyons, Mr. Paisley, Mr. Hromadko and Mr. Luby each held 959 unvested stock units (including accrued dividend equivalent units), and Ms. Caldwell held 389 unvested stock units.

Mr. Van Camp is our executive chairman, but not a named executive officer, and does not receive any additional compensation for services provided as a director. For the year ended Dec. 31, 2015, Mr. Van Camp earned $298,269 in salary and was granted a total of 6,730 RSUs (at maximum award sizes), with the same service and performance-vesting requirements as those granted to our named executive officers, for his service as Equinix’s executive chairman. Mr. Smith, our chief executive officer and president, does not receive any additional compensation for services provided as a director.

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Equinix Stock Ownership

The following table sets forth, as of April 1, 2016, certain information with respect to shares beneficially owned by (i) each person who is known by Equinix to be the beneficial owner of more than 5% of Equinix’s outstanding shares of common stock, (ii) each of Equinix’s directors and nominees, (iii) each of the executive officers named in Executive Compensation and Related Information, and (iv) all current directors and executive officers (as defined by applicable securities laws) as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date. Unless otherwise indicated, the address for each listed stockholder is c/o Equinix, Inc., One Lagoon Drive, Redwood City, CA 94065.

Name of Beneficial Owner	Number of Shares	Percentage of Total
Thomas Bartlett (1)	3,864	*
Nanci Caldwell (2)	389	*
Gary Hromadko (3)	167,944	*
John Hughes (4)	2,418	*
Scott Kriens(5)	84,900	*
William Luby(6)	51,721	*
Irving Lyons III(7)	36,147	*
Charles Meyers	2,045	*
Christopher Paisley(8)	21,377	*
Eric Schwartz	6,994	*
Stephen Smith	33,092	*
Karl Strohmeyer	407	*
Keith Taylor	51,346	*
Peter Van Camp	10,830	*
The Vanguard Group LLC(9) 100 Vanguard Blvd, Malvern, PA 19355	9,720,622	14.08%
BlackRock Fund Advisors(10) Park Avenue Plaza, 55 East 52nd Street, New York, NY 10055	4,969,683	7.20%
Cohen & Steers, Inc.(11) 280 Park Avenue, 10th Floor, New York, NY 10017	3,698,563	5.36%
All current directors and executive officers as a group (14 persons)(12)	484,142	*

*	Less than 1%.
1.	Includes 959 shares subject to RSUs payable within 60 days of April 1, 2016.
2.	Includes 389 shares subject to RSUs payable within 60 days of April 1, 2016.
3.	Includes 959 shares pursuant to vested RSUs for which settlement has been deferred until the earlier of 30 days from his termination of service or Feb. 15, 2017.
4.	Includes 302 shares subject to RSUs payable within 60 days of April 1, 2016.
5.	Includes 10,592 shares subject to options exercisable within 60 days of April 1, 2016. Also includes 4,031 shares pursuant to vested RSUs as to which Mr. Kriens has deferred the settlement of until the earlier of 30 days from his termination of service or Feb. 15, 2032 and includes 959 shares pursuant to vested RSUs as to which Mr. Kriens has deferred the settlement of until 30 days from his termination of service.
6.	Includes 6,220 shares pursuant to vested RSUs as to which Mr. Luby has deferred the settlement of until the earlier of 30 days from his termination of service or Feb. 15, 2020, and 959 shares pursuant to vested RSUs as to which Mr. Luby has deferred the settlement of until the earlier of 30 days from his termination of service or Feb. 15, 2022. Mr. Luby disclaims beneficial ownership of 5,000 shares held in the Luby Family Trust except to the extent of his pecuniary interest therein.
7.	Includes 21,183 shares subject to options exercisable within 60 days of April 1, 2016. Also includes 1,352 shares pursuant to vested RSUs as to which Mr. Lyons has deferred the settlement of until the earlier of 30 days from his termination of service or Feb. 15, 2017 and 1,340 shares pursuant to vested RSUs for which settlement has been deferred until the earlier of 30 days from his termination of service or Feb. 15, 2019 and 959 shares pursuant to vested RSUs for which settlement has been deferred until the earlier of 30 days from his termination of service.
8.	Includes 3,343 shares subject to options exercisable and 959 shares subject to RSUs payable within 60 days of April 1, 2016. Also includes an aggregate of 845 shares held in trusts for Mr. Paisley’s children and a brother.
9.	Based on the Schedule 13D filed with the Securities and Exchange Commission on Jan. 14, 2016. Includes 9,599,648 shares that are owned directly, 115,581 with sole voting power and 120,974 shares with dispositive power by The Vanguard Group Inc., an investment advisor. The total amount beneficially owned for The Vanguard Group as a whole is 9,720,622.
10.	Based on the Schedule 13D filed with the Securities and Exchange Commission on Jan. 15, 2016. Includes 4,969,683 shares that are owned directly by Black Rock, Inc., a parent holding company.
11.	Based on the Schedule 13D filed with the Securities and Exchange Commission on Dec. 31, 2015. Includes 3,698,563 shares that are owned directly by Cohen & Steers, Inc.
12.	Includes an aggregate of 35,118 shares subject to options exercisable within 60 days of April 1, 2016. Also includes 13,902 shares pursuant to deferred RSUs.

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Related Party Transactions

APPROVAL OF RELATED PARTY TRANSACTIONS

Per its written charter, Equinix’s Audit Committee is responsible for reviewing all related party transactions in accordance with the rules of the NASDAQ National Market. Related parties include any of our directors or executive officers, our greater than 5% stockholders, and their immediate family members.

We review related party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, with our interests. To identify related party transactions, each year we require our directors and executive officers to complete a questionnaire identifying any transactions with us in which the executive officer or director or their family members have an interest. We seek updates to this information from our directors and executive officers on a quarterly basis. We also ask our directors to update their list of companies they are affiliated with on a quarterly basis to help us identify related party transactions.

Finally, our Code of Business Conduct establishes corporate standards of behavior for all our employees, officers and directors and sets our expectations of contractors and agents. Our Code of Business Conduct seeks to deter wrongdoing and to promote honest and ethical conduct and encourages the reporting of illegal or unethical behavior. Waivers of the Code of Business Conduct may be granted by Equinix’s chief executive officer, chief legal officer or compliance officer, provided that waivers for executive officers or directors may only be granted by the Board or by one of its committees.

The Audit Committee Charter and the Code of Business Conduct are available on the corporate governance section of Equinix’s website at Equinix.com.

RELATED PARTY TRANSACTIONS FOR 2015

Goldman Sachs Asset Management LP was a holder of greater than 5% of our outstanding common stock during the first three quarters of 2015. Through Sept. 30, 2015, revenues from entities affiliated with Goldman Sachs totaled approximately $3.46 million.

Cohen & Steers Capital Management, Inc. became a holder of greater than 5% of our outstanding common stock during the third quarter of 2015. During third and fourth quarters of 2015, revenues from entities affiliated with Cohen & Steers totaled approximately $194,000.

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COMPENSATION

PROPOSAL 1 — Advisory Non-Binding Vote On Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 contains a provision that is commonly known as “Say-on-Pay.” Say-on-Pay gives our stockholders an opportunity to vote on an advisory, nonbinding basis to approve the 2015 compensation of our named executive officers as disclosed in this proxy statement. We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation program and practices described in this proxy statement. Our executive compensation program is tied directly to the performance of the business to ensure strong growth and value creation for stockholders using metrics we believe best indicate the success of our business. Please read “Compensation Discussion and Analysis” and the executive compensation tables and narrative disclosure for a detailed explanation of our executive compensation program and practices.

Accordingly, we ask that you vote “FOR” the following resolution:

“RESOLVED, that the stockholders of Equinix, Inc., hereby approve, on an advisory basis, the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement.”

This advisory vote on executive compensation is not binding on us. However, the Board and the Compensation Committee highly value the opinions of our stockholders. To the extent there is a significant vote against this proposal, we will seek to determine the reasons for our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns when making future executive compensation decisions.

The Board recommends a vote "FOR" proposal 1

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Executive Officers

The following are the executive officers (as defined by applicable securities laws) of Equinix (with the exception of Mr. Smith, Equinix’s chief executive officer and president, whose information appears in the section “Election of Directors”), their ages as of April 1, 2016, their positions and offices held with Equinix, and certain biographical information. All serve at the discretion of the Board.

Keith Taylor Age 54 Chief Financial Officer

Keith Taylor has served as our chief financial officer since Sept. 2005. From Feb. 2001 to Sept. 2005, Mr. Taylor served as our vice president, finance and chief accounting officer. In addition, from Feb. 1999 to Feb. 2001, Mr. Taylor served as our director of finance and administration. Before joining us, Mr. Taylor was employed by International Wireless Communications, Inc., an operator, owner and developer of wireless communication networks, as vice president finance and interim chief financial officer. Prior to joining International Wireless Communications, Inc., Mr. Taylor was employed by Becton Dickinson & Company, a medical and diagnostic device manufacturer, as a senior sector analyst for the diagnostic businesses in Asia, Latin America and Europe.

Charles Meyers Age 50 Chief Operating Officer

Charles Meyers has served as our chief operating officer since Aug. 2013. Previously, he served as our president, Equinix Americas from Sept. 2010 to Aug. 2013. Mr. Meyers was employed at VeriSign, an Internet security company now part of Symantec Corp., from Nov. 2006 to March 2010, most recently as group president of messaging and mobile media, and as a product group executive for the security and communications portfolio. Prior to joining VeriSign, Mr. Meyers held various positions at Level 3 Communications, a communications services company, including group vice president of global marketing, president of IP and data services and senior vice president, Softswitch Services, from Aug. 2001 to May 2006.

Sara Baack Age 44 Chief Marketing Officer

Sara Baack has served as chief marketing officer since Sept. 2012. Prior to joining us, Ms. Baack was employed at Level 3 Communications, a communications services company, from Aug. 2000 to Aug. 2012, most recently as senior vice president of product management. Prior to joining Level 3, Ms. Baack worked at as vice president of principal transactions at PaineWebber Incorporated, where she invested proprietary private equity capital in the communications sector.

Samuel Lee Age 48 President, Equinix Asia-Pacific

Samuel Lee has served as president, Equinix Asia-Pacific, since July 2000. Previously, he served as our managing director of Equinix Hong Kong from July 2000 to Dec. 2005. Prior to joining us, Mr. Lee was managing director of Pacific Gateway Exchange, a provider of wholesale and retail long distance, Internet and bandwidth services. He also founded Telekom Consulting Ltd., a consulting firm offering strategic assistance to network providers in the deregulated telecommunications market in Hong Kong and Asia and held management positions at Teleglobe International, Intel and Sprint.

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Eric Schwartz Age 49 President, Equinix EMEA

Eric Schwartz has served as president, Equinix EMEA, since June 2008. Previously, he served as our chief development officer from Jan. 2008 to June 2008 and as vice president, strategy and services from May 2006 to Jan. 2008. Prior to joining us, Mr. Schwartz was vice president of IP Communications at BellSouth, a telecommunications company, where he was employed from Nov. 1997 to Feb. 2006.

Karl Strohmeyer Age 44 President, Equinix Americas

Karl Strohmeyer has served as president, Equinix Americas, since Dec. 2013. Prior to joining us, Mr. Strohmeyer was most recently group vice president for the North American enterprise group at Level 3 Communications, a communications services company, where he was employed from 2001 to Nov. 2013 in various roles. Prior to joining Level 3, Mr. Strohmeyer held various executive positions at NetRail, an Internet services company.

Executive Compensation and Related
Information

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (“CD&A”) describes Equinix’s executive compensation policies and decisions for the individuals who served as our chief executive officer and chief financial officer during 2015, as well as the other individuals included in the 2015 Summary Compensation Table in this proxy statement, who are collectively referred to as the named executive officers. Those individuals are:

• Stephen Smith — chief executive officer and president

• Keith Taylor — chief financial officer

• Charles Meyers — chief operating oOfficer

• Eric Schwartz — president, EMEA

• Karl Strohmeyer — president, Americas

Executive Summary

Overview

Our executive compensation program is tied directly to the performance of the business to ensure strong growth and value creation for stockholders using metrics we believe best indicate the success of our business.

In 2015, our compensation program for the named executive officers consisted primarily of base salary, annual incentive compensation, and long-term incentive compensation in the form of time and performance-based restricted stock units (“RSUs”), for total potential compensation in 2015 as follows(1):

1.	Reflects the market value of the RSU awards on the grant date of Feb. 12, 2015. Assumes the maximum size award is earned under the 2015 annual incentive plan and the maximum number of shares is earned under the performance-based RSU awards.

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For 2015, 100% of our short-term and 75% of our long-term incentives for our named executive officers were performance-based and at-risk, dependent on annual revenue and “adjusted funds from operations” (“AFFO”) growth, along with relative total stockholder return (“TSR”) achievement against the IWB Russell 1000 Index Fund (the “Russell 1000”). The performance metric AFFO was introduced as a replacement for adjusted EBITDA in our 2015 annual incentive plan and long-term incentive performance awards in connection with our conversion to a REIT effective Jan. 1, 2015, as AFFO is a performance metric commonly used in the REIT industry. In 2015, we also extended the measurement period of the 2015 TSR award granted to our executive officers from two years to three years and introduced time-based awards as 25% of the long-term incentives for the executive officers. These changes in our 2015 compensation program were made to better align with our defined peer group. All 2015 changes have been carried forward into 2016 compensation decisions.

2015 Results

For 2015, we delivered revenue growth of 12% and AFFO growth of 9%, on an as-reported basis, over strong 2014 results. Additionally, our stock price appreciated 70% over the course of 2014–2015 whereas the Russell 1000 appreciated just 10%. These results are reflected in the 2015 compensation of our named executive officers.

2.	AFFO represents funds from operations (“FFO”), excluding depreciation and amortization expense on non-real estate assets, accretion, stock-based compensation, restructuring charges, impairment charges, acquisition costs, an installation revenue adjustment, a straight-line rent expense adjustment, amortization of deferred financing costs, gains (losses) on debt extinguishment, an income tax expense adjustment, recurring capital expenditures and adjustments from FFO to AFFO for unconsolidated joint ventures’ and non-controlling interests’ share of these items. FFO represents net income (loss), excluding gains (losses) from the disposition of real estate assets, depreciation and amortization on real estate assets and adjustments for unconsolidated joint ventures’ and non-controlling interests’ share of these items.

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Governance

Our executive compensation philosophy is complemented by the following governance best practices:

•	Mr. Smith and his direct reports are subject to stock ownership guidelines, at a level of three times and one time base salary, respectively.
•	We have a policy prohibiting all employees, including the named executive officers and members of the Board, from engaging in transactions involving options on Equinix’s securities, such as puts, calls and other derivative securities, whether on an exchange or in any other market, or in hedging transactions, such as collars and forward sale contracts.
•	Our executives and members of the Board are prohibited from holding Equinix securities in a margin account or pledging Equinix securities as collateral for a loan, absent an exception granted by the Compensation Committee on a case-by-case basis.
•	Named executive officers at Equinix are not offered any significant perquisites or tax gross-ups, other than in connection with a relocation or international assignment.
•	Our Compensation Committee is comprised solely of independent members.
•	An independent Compensation Committee compensation consultant, Compensia, Inc., is retained directly by the Compensation Committee and performs no other work for Equinix.
•	The Compensation Committee reviews tally sheets when making executive compensation decisions.
•	In March 2016, we conducted a risk assessment of our compensation programs and presented the results to the Compensation Committee. The Compensation Committee considered the findings of the assessment and agreed with our conclusion that our compensation programs do not create excessive or inappropriate risks for Equinix.

Say on Pay 2015

In 2015, we held our annual stockholder advisory vote on executive compensation. The proposal received significant stockholder support, with over 98% of shares represented in person or by proxy at the meeting, and entitled to vote on the matter, voting in favor of our program. The voting results did not result in any changes to our executive compensation program design for 2016.

2015 Executive Compensation Program

2015 Program Philosophy and Objectives

Our executive compensation philosophy for 2015 was to provide competitive total rewards programs globally to attract and retain top talent, utilizing a pay-for-performance strategy at both the company and the individual level. Consistent with our compensation philosophy, a significant percentage of each executive officer’s total compensation is tied to performance, as illustrated by the potential pay mixes described above.

2015 Pay Positioning

In making compensation decisions for 2015, the Compensation Committee assessed compensation levels against data provided by its consultant, Compensia, and approved compensation plans and arrangements taking into account our competitive market for talent, including a peer group of companies against which we compare our performance and executive compensation programs.

For 2015 executive compensation, our goal was to provide base salary targeted at the 50th percentile and total cash compensation targeted between the 50th and 75th percentiles of market competitive pay practices, if targeted levels of performance were achieved under the annual cash incentive plan. We generally targeted equity compensation at the 75th percentile of market competitive pay practices, with upside potential at the 90th percentile, to aggressively align executive performance and rewards to company results and stockholder interests. We believe our company’s strong performance in recent years, and the fact that a significant percentage of each executive officer’s total compensation is tied to performance and thus “at risk,” supports our target pay positioning.

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We use peer group survey data, proxy statement data and technology industry survey data to define our competitive market. With the assistance of Compensia, a preliminary list of peer group companies was selected to establish the competitive market for the compensation of our executive officers in May of 2014. In developing the peer group, Compensia and the Committee discussed retaining Equinix’s historical approach, oriented to technology companies with similar financial characteristics, moving to a set of REIT peers with similar financial characteristics, or a combination of the two. Factors considered in developing the peer group included revenue of approximately 0.5-2.0x Equinix’s then-current revenue and market capitalization of approximately 0.33-3.0x Equinix’s then-current market capitalization. In June of 2014, the Compensation Committee approved a peer group primarily oriented towards technology companies, but with the addition of certain REITs also in the technology space – American Tower and Crown Castle. This decision was made considering the market in which Equinix competes for talent, while also recognizing the importance of considering REIT industry pay practices. Our peer group is reviewed annually to ensure it reflects changes in our market and competitors for business and talent. For 2015 compensation decisions, our peer group consisted of the following companies:

• Akamai Technologies • American Tower • Autodesk • Brocade Communications • Cerner • Citrix Systems	• Crown Castle • Digital Realty Trust • F5 Networks • FLIR Systems • JDS Uniphase • Netflix	• Rackspace Hosting • Red Hat • Salesforce.com • Synopys • Trimble Navigation

Additionally, Compensia identified a separate set of “reference” companies consisting only of REITs to use as a separate market perspective when designing compensation plans and programs:

• American Tower • Crown Castle • Digital Realty Trust	• Equity Residential • Prologis	• SL Green Realty • Vornado Realty Trust

The Compensation Committee reviews the executive compensation levels of our executive officers at least annually to determine positioning to the competitive market. If an element of compensation is found to be below the desired target level, a recommendation may be made by the chief executive officer, or by the executive chairman in the case of the chief executive officer, to adjust that element of compensation in light of our compensation philosophy and individual performance. Likewise, if the review shows an element of our compensation to be above the desired target level, that data is also taken into consideration in determining compensation position and movement for that individual. Our philosophy is not to reduce compensation, but instead to work with the various elements comprising total compensation to slow or freeze an element’s growth to achieve the desired level of targeted total compensation. In 2014, we participated in the AON/Radford High Technology compensation survey and used peer market data from a subset of the survey to benchmark our executive positions for 2015 compensation decisions.

2015 Compensation-Setting Process

In addition to reviewing executive officers’ total target compensation against the competitive market, the Compensation Committee also considers recommendations from the chief executive officer regarding each compensation element for the executive officers who report directly to him based on the competitive market data and his assessment of their individual performance. The chief executive officer, as the manager of the executive team, assesses the named executive officers’ contributions to Equinix’s performance and makes a recommendation to the Compensation Committee with respect to any merit increase in base salary, target annual incentive compensation opportunity and equity awards for each named executive officer, other than himself. Each element of compensation is recommended to the Compensation Committee based upon the individual’s performance, as well as internal equity within the framework established through the competitive market data. The Compensation Committee meets to evaluate, discuss and modify or approve these recommendations based on their own judgment. For 2015, the Compensation Committee, assisted by the executive chairman, conducted a similar evaluation of the chief executive officer’s performance and approved his compensation elements.

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Members of management support the Compensation Committee in its work by preparing periodic analysis and modeling related to the compensation programs and providing frequent updates on programs that fall under the Compensation Committee’s responsibility. In addition, the Compensation Committee has the exclusive authority under its charter to engage the services of independent outside counsel, consultants, accountants and other advisers to assist it in carrying out its duties. Since 2006, the Compensation Committee has engaged the services of Compensia as its independent consultant to advise it on matters related to compensation for executive officers and other key employees, and on best practices to follow as they review and make decisions on Equinix’s compensation programs. Our chief executive officer attends most Compensation Committee meetings and reviews and provides input on agendas and compensation proposals and recommendations brought before the Compensation Committee for review and approval.

In connection with the 2015 compensation decisions, in Sept. 2014 Compensia presented to the Compensation Committee a detailed executive compensation analysis, assessing Equinix’s current executive pay and financial performance as compared to our peer group. For our executive officers, including the named executive officers, Compensia identified any gaps between the current and target pay positioning and presented market competitive data for each position for base salary, target annual incentive compensation opportunity, long-term incentive compensation and target total direct compensation, to provide a framework and guide for making individual compensation decisions. Compensia also presented to the Compensation Committee an equity compensation market review, comparing the practices of both our peer group and our REIT reference companies in terms of equity usage and equity program design.

At the same meeting, Compensia provided the Compensation Committee with “tally sheets” outlining the total dollar compensation paid to each named executive officer in 2011, 2012, 2013 and 2014, including base salary, annual incentive compensation, long-term equity compensation, and other compensation. The Compensation Committee used the tally sheet information as a basis for understanding the potential impact of recommended changes to the elements of our executive compensation program and to evaluate the degree to which unvested shares held by a named executive officer encouraged retention.

In Nov. 2014, the Compensation Committee considered and approved changes to the incentive program design for our executive officers to better align the program with peer practices, including our REIT peers. The changes were to be implemented for the 2015 awards and included the introduction of time-based awards for 25% of the long- term incentives, the introduction of the performance metric AFFO as a replacement for adjusted EBITDA in our 2015 annual incentive plan and long term incentive performance awards, and the extension of the measurement period of the 2015 TSR award from two years to three years.

The 2015 compensation for the named executive officers was approved in Feb. 2015.

Compensia continues to advise the Compensation Committee on an ongoing basis, and a representative from the firm attends all Compensation Committee meetings. In 2015, Compensia performed its annual market review of executive pay practices, perquisites and benefits, as discussed above, and director compensation. Compensia also provides routine updates to the Compensation Committee regarding legal and regulatory trends. In 2015, Compensia also provided the Compensation Committee with modeling and recommendations for Equinix’s equity program. The Compensation Committee has assessed the independence of Compensia pursuant to Securities and Exchange Commission rules and concluded that Compensia’s work for the Compensation Committee does not raise any conflict of interest.

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Principal Elements of Executive Compensation

Base Salary

Base salary for the executive officers is established based on the underlying scope of their respective responsibilities, taking into account competitive market compensation data and individual performance. In Feb. 2015, based on the executive compensation assessment from the fall and the recommendations of the chief executive officer (except with respect to his own salary which was recommended by Equinix’s executive chairman in consultation with the Compensation Committee), base salaries for our named executive officers were approved by the Compensation Committee, effective Feb. 22, 2015, as follows:

Name	Prior Salary	N New Salary	Increase
Stephen Smith	$810,000	$900,000	11.1%
Keith Taylor	$490,000	$525,000	7.1%
Charles Meyers	$485,000	$520,000	7.2%
Eric Schwartz	$375,000	$390,000	4.0%
Karl Strohmeyer	$415,000	$430,000	3.6%

For 2015, named executive officer salaries were positioned based on our philosophy of the 50th – 75th market percentiles for total cash compensation. The base salary increases were based primarily on the aggressive continued upward movement of base salaries in the competitive market, along with our desire to keep total cash compensation aligned to our philosophy and individual performance considerations.

Annual Incentive Compensation

Annual incentive compensation for the named executive officers is linked to the attainment of Equinix’s corporate growth goals and is not tied to individual performance. This focus on team performance at the executive level is designed to align senior leaders towards common goals. Accordingly, in Feb. 2015, the Compensation Committee adopted the 2015 incentive plan, pursuant to which the named executive officers were eligible to earn an annual cash bonus. Under the 2015 incentive plan, the Compensation Committee assigned each named executive officer an annual target bonus opportunity tied to the achievement of specific goals related to revenue and AFFO as set forth in the 2015 operating plan approved by the Board. These goals reflected bookings growth based on an assessment of our addressable market, together with what we had experienced in prior years, while taking into account the available inventory in each of our markets and the unfolding global economic conditions. The goals also contemplated strong growth in the U.S., Europe and Asia, investment in headcount and key areas to scale Equinix to the appropriate operating level and support the REIT conversion, and continued expansion in key markets where inventory was limited or would become limited during the year, and where we saw customer demand. Because there would be no pool if revenue and AFFO were 95% or less than the operating plan target, annual incentive compensation was 100% at risk. For 2015, Equinix funded 100% of the 2015 incentive plan.

Metric	Weighting	Target	Results*	Achievement
Revenue	50%	$2,649 million	$2,811.7 million	100%
AFFO	50%	$821 million	$936.9 million	100%

*Adjusted for one-time events and excluding the impact of fluctuations in foreign currencies against the foreign currency rates applied in the 2015 operating plan.

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The target bonus opportunity set for each named executive officer was based on the target bonuses for comparable positions in our competitive market, targeting the 50th – 75th percentiles for total cash compensation, and was stated in terms of a percentage of the named executive officer’s base salary. For 2015, the Compensation Committee approved increases in the target bonus opportunities for Messrs. Taylor, Meyers, Schwartz and Strohmeyer to keep their target total cash compensation, including salary and variable pay mix, on pace with the competitive market. There was no change to the target bonus opportunity for Mr. Smith. Under the 2015 annual incentive plan, target bonus opportunities, as a percentage of base salary, and bonus awards (calculated based on salary in effect at year-end) were as follows:

	2014 Bonus Opportunity	2015 Bonus Opportunity	Bonus Award Paid
Name	(% Base Salary)	(% Base Salary)	(100% of Target)

Stephen Smith	125%	125%	$1,125,000
Keith Taylor	85%	90%	$473,000
Charles Meyers	85%	90%	$468,000
Eric Schwartz	65%	70%	$273,000
Karl Strohmeyer	65%	70%	$301,000

Long-Term Equity Compensation

The Compensation Committee believes that stock awards with performance-based vesting encourage executive performance by focusing on long-term growth and profitability, which it believes are the primary drivers of stockholder value creation. Generally, a market competitive equity award is made in the year that an executive officer commences employment with Equinix. Thereafter, additional “refresh” awards are generally made during the first quarter of each year. The size of each award is based upon consideration of a number of factors, including consideration of the individual’s position with Equinix, their potential for future responsibility and promotion, their individual performance in the recent period, Equinix’s performance in the recent period, the competitive marketplace trends, internal equity and the retention value of unvested shares held by the individual at the time of the new grant. In general, given the heavy at-risk performance orientation, the desired pay position for long-term equity compensation for executives is between the 75th and 90th percentiles of the competitive market data.

As a result of our conversion to a dividend-paying REIT effective Jan. 1, 2015, our equity awards also accrue dividend equivalents, which vest on the same schedule as the underlying award and are settled in cash, and therefore no dividend equivalents are paid on awards unless and until the underlying award becomes earned and vested. In 2015, all outstanding equity awards were also adjusted for a special distribution paid in Nov. 2015.

In Feb. 2015, the Compensation Committee discussed long-term incentive compensation awards for the executive officers, including the named executive officers, and determined that for 2015, TSR would be kept as a performance metric for 25% of long-term incentive compensation for executive officers in 2015 (the “TSR Performance-Based Award”) as a means of further aligning management incentives and stockholder interests. Additionally, a time-based award (the “Time Based Award”) would be added as 25% of long-term incentive compensation to more closely align with relevant market practice and to help manage future dilution through smaller award sizes. The Committee believed that having a limited percentage of long-term compensation allocated to time-based awards was an appropriate retention balance with our performance-based awards, while still tying executives’ interests to our stock price performance over the vesting schedule. The remaining 50% of long-term incentive compensation would be based on revenue and AFFO performance (the “Revenue-AFFO Performance-Based Award”).

In Feb. 2014, the Compensation Committee considered proposals for performance-based RSU awards, including proposed award sizes, and granted a Revenue-AFFO Performance-Based Award, a TSR Performance-Based Award and a Time-Based Award to each of the executive officers.

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2015 Awards

Revenue-AFFO Performance-Based Awards

The Revenue-AFFO Performance-Based Awards were 100% at risk and could be earned only if Equinix achieved revenues greater than $2,550 million and AFFO greater than $793 million in 2015. The number of RSUs earned would then be determined linearly based on the degree of achievement of revenue and AFFO targets, from 0% of the target award at or below the foregoing thresholds to 100% of the target award (upon achievement of both revenue and AFFO stretch goals of at least $2,684 million and $836 million, respectively). Fifty percent of any earned RSUs would vest upon certification that Equinix had achieved at least the minimum revenue and AFFO goals for 2015; 25% of the earned RSUs on Feb. 15, 2017; and the remaining 25% of the earned RSUs on Feb. 15, 2018.

The revenue and AFFO goals excluded the impact of fluctuations in foreign currencies against the foreign currency rates used in the 2015 operating plan and were subject to adjustment for losses from discontinued operations, the cumulative effect of accounting changes, acquisitions or divestitures, sales of assets, and/or data center expansions not contemplated by Equinix at the time of grant.

TSR Performance-Based Awards

The number of shares earned under the TSR Performance-Based Awards will be determined based on the TSR of Equinix’s common stock (“EQIX”) against the Russell 1000 over a three-year period, calculated using the 30-day trading averages for both EQIX and the Russell 1000 prior to the start (Jan. 1, 2015) and end (Dec. 31, 2017)

of the performance period. The number of RSUs vesting under the TSR Performance-Based Awards scale up or down such that the target shares increase or decrease by 2% for every 1% that Equinix’s TSR exceeds or falls below the Russell 1000. Vesting will occur in early 2018 upon certification of TSR over the performance period.

Time-Based Awards

Shares issuable under the Time Based Awards vest in three equal tranches on Jan. 15th in each of 2016, 2017 and 2018.

While the Compensation Committee approved maximum award amounts at or near the top end of the market, the Compensation Committee believed this was appropriate because achieving maximum payout under both the Revenue-AFFO Performance-Based Award and the TSR Performance-Based Award would/will require significant over-performance by Equinix. The following table presents the maximum number of RSUs that could/can be earned under each RSU award, as follows:

Name	Revenue-AFFO Performance-Based Award (#)	TSR Performance- Based Award (#)	Time Based Award (#)

Stephen Smith	22,276	11,138	11,136
Keith Taylor	8,626	4,312	4,312
Charles Meyers	8,146	4,072	4,072
Eric Schwartz	4,936	2,468	2,466
Karl Strohmeyer	6,410	3,206	3,204

As described above, when adjusted for currency fluctuations and one-time events, we achieved revenues of approximately $2,811.7 million and AFFO of approximately $936.9 million for 2015. The certification of this performance triggered the Revenue-AFFO Performance-Based Awards at 100% of the maximum award, with 50% vesting immediately and the remainder vesting into 2018 as described above.

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2014 TSR Award Payout

In Jan. 2016, the Compensation Committee also certified percentage achievement for the TSR Performance-Based Awards that were granted in Feb. 2014, based on the performance of EQIX against the Russell 1000 over 2014 and 2015. The number of shares earned under the TSR Performance-Based Awards was calculated using the 30-day trading averages for both EQIX and the Russell 1000 prior to the start (Jan. 1, 2014) and end (Dec. 31, 2015) of the performance period, including the reinvestment of regular dividends, with scaling up or down such that the target shares would increase or decrease by 2% for every 1% that Equinix’s TSR exceeded or fell below the Russell 1000. Based on a TSR for EQIX of 42.8% over the performance period, each executive received 182% of their target award size (adjusted for accrued dividend equivalents), as follows(3):

Name	Max TSR Performance-Based Award (#)	Targe TSR Performance-Based Award (#)	Earned TSR Performance-Based Award (% of Target)

Stephen Smith	16,650	8,325	182
Keith Taylor	6,330	3,165	182
Charles Meyers	5,000	2,500	182
Eric Schwartz	3,664	1,832	182

Severance, Change-in-Control and Other Post-Employment Programs

As described in detail under “Potential Payments Upon Termination or Change-in-Control” in this proxy statement, we have entered into a severance agreement as a part of each named executive officer’s offer of employment which provides for a cash severance payment and benefits in the event his or her employment is terminated for any reason other than cause or he or she voluntarily resigns under certain circumstances as described in the agreement. In the case of Mr. Meyers, Mr. Schwartz and Mr. Strohmeyer, these agreements provide for severance payments and benefits only if the termination or voluntary resignation occurs in connection with a change-in-control of Equinix. In the case of Mr. Smith and Mr. Taylor, the severance benefits are not contingent upon a change-in-control. The severance agreements of Mr. Meyers, Mr. Schwartz and Mr. Strohmeyer also specify that they cannot voluntarily resign for four months following a change-in-control of Equinix and still trigger the benefits under the severance agreement. This “stay-put” clause was requested by the Compensation Committee to require that these named executive officers stay to assist with any transition after a change-in-control. Mr. Smith’s severance agreement provides that any restricted stock outstanding on the date of termination of employment will vest pro rata as to any partially completed installment. All of the severance agreements have a three-year term and none provide for tax gross-ups. The severance program is a competitive element of executive recruitment and compensation and allows for a temporary source of income in the event of an executive officer’s involuntary termination of employment. In addition, in the case of executive officers with agreements contingent on a change-in-control, the program is also designed to keep these executive officers focused on a transaction designed to benefit stockholders, even if a job loss may result. Mr. Schwartz also has an employment agreement with our Netherlands subsidiary in connection with his international assignment.

RSU awards granted to our named executive officers vest as to 50% of the outstanding unvested portion of such awards in connection with an involuntarily termination or voluntary resignation for good reason under certain circumstances, within 12 months following a change-in-control, in the case of an involuntary termination, and between the date that is four months following a change-in-control and the date that is 12 months following a change-in-control, in the case of a voluntary resignation for good reason. We believe some provision for acceleration of equity awards in connection with employment terminations around a change-in-control protects the stockholders’ interests by encouraging our executive officers to continue to devote their attention to their duties

3. Karl Strohmeyer did not receive a TSR Performance-Based Award in Feb. 2014.

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and to facilitate an acquisition with minimized distraction, and by neutralizing bias the executive officers might have in evaluating acquisition proposals that could result in a loss of equity compensation. In addition, we believe that the events triggering payment, both a change-in-control and an involuntary termination of employment, and then only when there is no misconduct by the executive officer, are reasonable hurdles for the ensuing rewards.

RSU awards granted to our employees, including our named executive officers, shall vest as to the next unvested tranche of the award in the event of the death of the individual as a benefit to his or her estate; provided however, in the case of performance RSUs, that the RSUs have been earned based on actual performance results as certified by the Board or a committee thereof.

Benefits and Perquisites

Retirement, life, health and other welfare benefits at Equinix are the same for all eligible employees, including the named executive officers, and are designed to be aligned to our competitive market. Equinix shares the cost of health and welfare benefits with all of our eligible employees and offers an employer matching contribution to participant contributions to our Section 401(k) plan, for which all employees, including the named executive officers, are eligible. In 2015, the maximum match was $7,950.

The Compensation Committee has approved an Executive Physical Program to proactively manage health risks for our executive officers.

In May 2013, the Compensation Committee approved a new expatriate agreement for Mr. Schwartz in connection with his leadership role of our European business and his new assignment to our EMEA headquarters in Amsterdam, the Netherlands. The term of the expatriate agreement extends through June 2016. For a complete discussion of the benefits and perquisites incurred under the expatriate agreement in 2014, see the 2014 Summary Compensation Table in this proxy statement.

None of our named executive officers received tax gross-ups or other amounts during 2015 for the payment of taxes in connection with other compensation payments, with the exception of Mr. Schwartz in connection with his overseas assignment. For further information, see the 2015 Summary Compensation Table in this proxy statement.

Accounting and Tax Considerations

Accounting Considerations

Base salary and annual incentive compensation are recorded as an expense for financial reporting purposes by Equinix over the period the services are rendered by the individual employees. In terms of long-term equity compensation, the fair value of RSU awards, determined as of their grant date, is amortized as an expense for financial reporting purposes over the awards’ vesting period.

For 2015, the total compensation expense of Equinix’s equity compensation programs under Financial Accounting Standards Board Accounting Standards Codification Topic 718, requiring that all equity-based awards to employees be recognized in the income statement based upon their fair value over the requisite service period, was approximately $133.6 million. The total compensation expense is considered by management in setting equity compensation levels at Equinix.

Tax Considerations

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct for federal income tax purposes in any one year with respect to our chief executive officer or any of our three other most highly compensated executive officers (excluding our chief financial officer), each referred to as a “covered employee.” There is an exemption to the $1 million limitation for performance-based compensation meeting certain requirements.

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Our stockholder-approved 2000 Equity Incentive Plan (as most recently approved by stockholders in 2012) is intended to permit the Compensation Committee to grant long-term incentive awards (including performance- based RSUs) for covered employees that would be performance-based for purposes of the exemption from the limitations of Section 162(m).

To maintain flexibility in compensating our named executive officers, the Compensation Committee has not adopted a policy requiring all compensation to be deductible. The limitation of Section 162(m) does not cause substantial impact to our income tax position.

COMPENSATION COMMITTEE REPORT

Equinix’s Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee:

Irving Lyons III, Chairman

Scott Kriens

William Luby

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SUMMARY COMPENSATION TABLE

The following table sets forth the compensation awarded to, earned by, or paid to each individual who served as Equinix’s “principal executive officer” or Equinix’s “principal financial officer” during the fiscal year, and Equinix’s three other most highly compensated executive officers for the fiscal year (collectively, our “named executive officers”).

					Non-Equity	All Other
Name and Principal				Stock Awards(1)	Incentive Plan	Compensation
Position	Year	Salary ($)	Bonus ($)	($)	Compensation(2)($)	($)	Total ($)
Stephen Smith	2015	917,308	—	9,063,820	1,125,000	7,800(3)	11,113,928
Chief Executive Officer &	2014	804,231	—	9,688,500	1,012,500	7,800	11,513,031
President	2013	764,615	—	8,701,235	717,600	7,650	10,191,100
Keith Taylor	2015	538,462	—	3,509,627	472,500	7,800(3)	4,528,389
Chief Financial Officer	2014	487,115	—	3,681,630	416,500	7,800	4,593,045
	2013	470,577	19,000	3,115,491	304,000	7,650	3,916,718
Charles Meyers	2015	533,269	—	3,314,312	468,000	7,950(3)	4,323,531
Chief Operating Officer	2014	483,077	—	2,906,550	412,250	7,800	3,809,677
	2013	440,400	—	2,580,613	255,080	7,650	3,283,743
Eric Schwartz	2015	467,822	—	2,008,041	273,000	803,546(3)	3,552,409(4)
President, EMEA	2014	362,489	—	2,131,470	259,346	846,607	3,599,912
	2013	358,174	—	1,826,261	188,240	1,570,581	3,943,256
Karl Strohmeyer	2015	443,654	—	2,608,181	301,000	7,800(3)	3,360,635
President, Americas	2014	412,115	—	—	—	7,800	419,915
	2013	15,385	—	1,914,600	—	—	1,929,985

1.	Reflects the aggregate grant date fair value of stock awards granted to the named executive officer in the applicable fiscal year computed in accordance with FASB ASC Topic 718. For 2015, includes the following stock awards granted to our named executive officers in 2015: (a) performance-based stock awards tied to revenue and AFFO performance for fiscal 2015, for which the amounts in this column were determined assuming earning of 100% of the maximum grant date fair value, which was determined to be the probable outcome at the time of grant; (b) performance-based stock awards tied to relative Total Shareholder Return (TSR), for which the amounts in this column represent the grant date fair value estimated using Monte Carlo simulations of the variables over the three-year performance period for such awards; and (c) service-based stock awards. See Note 12 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on Feb. 26, 2016 for a discussion of the assumptions made by Equinix in determining the values of our equity awards.

2.	The amounts in this column reflect the cash bonus awards to the named executive officers under our annual incentive plan for the applicable fiscal year. The performance criteria and other terms of the 2015 annual incentive plan are discussed in greater detail in “Compensation Discussion and Analysis” in this proxy statement.

3.	Amounts include matching contributions made by Equinix to the named executive officers’ respective 401(k) plan accounts in 2015. All Equinix U.S. employees are eligible for our 401(k) plan matching program. For Mr. Schwartz, includes the following expatriate benefits in connection with Mr. Schwartz’s assignments to the United Kingdom and the Netherlands: $158,853 in company-paid housing-related expenses, $56,788 in educational benefits, $548,345 in taxes paid on Mr. Schwartz’s behalf, net of additional amounts withheld from his other compensation, a $25,104 cost of living adjustment, a $12,875 automobile allowance and $1,581 for miscellaneous expenses related to his assignments (such as mail forwarding, wire fees, tax preparation fees and relocation service fees). For other individuals, excludes personal benefits totaling less than $10,000.

4.	Certain benefits paid in local currencies have been converted from euro to US dollars using an exchange rate of 1.0906.

Equinix has entered into expatriate agreements with Mr. Schwartz, pursuant to which we agreed to provide benefits including an annual cost of living adjustment (with the amount subject to review periodically), company-provided housing, an automobile allowance, an educational allowance, a utilities allowance and a tax equalization provision to the extent his taxes in the United Kingdom and the Netherlands exceed the taxes he would have paid in the United States. Equinix has not entered into employment agreements with any of the other named executive officers, other than at-will offer letters. Equinix has entered into severance agreements pursuant to which each named executive officer is entitled to cash severance upon certain terminations of employment, and our named executive officers are also entitled to certain vesting acceleration benefits in connection with a change-in-control of Equinix. See the section entitled “Potential Payments upon Termination or Change-in-Control” elsewhere in this proxy statement for detailed information.

Equinix does not have defined benefit pension plans or non-qualified deferred compensation plans for the named executive officers.

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2015 GRANTS OF PLAN-BASED AWARDS

The table below sets forth each non-equity incentive plan award and equity award granted to Equinix’s named executive officers during fiscal year 2015.

Our 2015 annual incentive plan provided for target bonuses if Equinix achieved the revenue and AFFO goals in its 2015 operating plan. Under the 2015 annual incentive plan, the revenue goal was weighted at 50% and the AFFO goal was weighted at 50%. For every 1% below operating plan for revenue, the revenue portion of the incentive plan pool was subject to reduction by 20%, and for every 1% below operating plan for AFFO, the AFFO portion of the incentive plan pool was subject to reduction by 20%, such that no bonuses were payable if revenue and AFFO were each 95% or less than the operating plan target. Actual amounts earned and paid for fiscal 2015 performance are set forth in the Summary Compensation Table above.

The amounts in the “Equity Incentive Plan Award” column reflect two different types of performance-based RSU awards granted during fiscal 2015 with both service and performance vesting requirements. With respect to the first grant, none of these RSUs would be earned unless Equinix achieved greater than 95% of both revenue and AFFO goals for 2015, with the actual number of RSUs (ranging from the “threshold” to the “maximum” amounts in the table) based on the extent to which Equinix achieved the goals. The earned RSUs would then vest, subject to continued service as follows: 50% in Feb. 2016 and an additional 25% in each of Feb. 2017 and Feb. 2018. As further described in “Compensation Discussion and Analysis” above, in Feb. 2016, our Compensation Committee determined that the number of RSUs earned was at 100% of the maximum level, based on our achievement of our 2015 revenue and AFFO goals. The second grant reflects RSUs that may be earned based on achievement of relative TSR for the three-year period from 2015 through 2017, as further described above in “Compensation Discussion and Analysis.” The extent to which these RSUs are earned will be determined in early 2018, at which time they will vest to the extent earned. For 2015, the Committee also approved time-based RSUs, which vest over three years in equal annual installments.

Equinix 2016 Proxy Statement • COMPENSATION	36

		Estimated Possible Payouts Under Non-Equity Incentive	Estimated Future Payouts Under Equity			All Other Stock Awards: Number of	Grant Date Fair
		Plan Awards	Incentive Plan Awards			Shares of	Value of Stock
		Target/Maximum(1)	Threshold	Target	Maximum	Stock or Units	and Option
Name	Grant Date	($)	(#)	(#)	(#)	(#)	Awards(2) ($)
Stephen Smith	n/a	1,125,500
	2/12/2015(3)		—	18,489	22,276		5,073,136
	2/12/2015(4)		2,228	5,569	11,138		1,454,572
	2/12/2015(5)					11,136	2,536,133
Keith Taylor	n/a	472,500
	2/12/2015(3)		—	7,160	8,626		1,964,485
	2/12/2015(4)		862	2,156	4,312		563,127
	2/12/2015(5)					4,312	982,015
Charles Meyers	n/a	468,000
	2/12/2015(3)		—	6,761	8,146		1,855,170
	2/12/2015(4)		814	2,036	4,072		531,784
	2/12/2015(3)					4,072	927,357
Eric Schwartz	n/a	273,000
	2/12/2015(3)		—	4,097	4,936		1,124,125
	2/12/2015(4)		494	1,234	2,468		322,309
	2/12/2015(5)					2,466	561,607
Karl Strohmeyer	n/a	301,000
	2/12/2015(3)		—	5,320	6,410		1,459,813
	2/12/2015(4)		641	1,630	3,206		418,689
	2/12/2015(5)					3,204	729,679

1.	Because each individual’s target bonus is a specified percentage of base salary, the target bonus amount in this table is based on the annual base salary in effect at the end of the year when bonuses are calculated.

2.	The amounts in this column represent the aggregate grant date fair value of the equity award calculated in accordance with FASB ASC Topic 718. See Note 1 under the Summary Compensation Table. Also see Note 12 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on Feb. 26, 2016 for a discussion of the assumptions made by Equinix in determining the grant date fair values of our equity awards.

3.	These are performance-based RSUs eligible to be earned based on revenue and AFFO goals for fiscal 2015, as further described above.

4.	These are performance-based RSUs eligible to be earned based on relative TSR over a three-year period, as further described above.

5.	These RSUs vest over three years in equal annual installments on Jan. 15 of each of 2016, 2017 and 2018.

OUTSTANDING EQUITY AWARDS AT 2015 FISCAL YEAR-END

The following table sets forth information regarding all unvested stock awards held by each of our named executive officers as of Dec. 31, 2015. None of our named executive officers held outstanding stock options at Dec. 31, 2015.

Equinix 2016 Proxy Statement • COMPENSATION	37

	Option Awards				Stock Awards
							Equity Incentive	Plan Awards:
							Plan Awards:	Market or
	Number of	Number of					Number of	Payout Value
	Securities	Securities			Number of	Market Value of	Unearned	of Unearned
	Underlying	Underlying			Shares or Units	Shares or Units	Shares, Units	Shares, Units
	Unexercised	Unexercised	Option	Option	of Stock That	of Stock That	or Other Rights	or Other Rights
Name	Option (#)	Options (#)	Exercise Price	Expiration	Have Not	Have Not	That Have Not	That Have Not
	Exercisable	Unexercisable	($)	Date	Vested (#)	Vested(1) ($)	Vested(2) (#)	Vested(1) ($)

Stephen					2,905(2)	878,472
Smith					17,872(3)	5,404,493
					23,096(4)	6,984,230
					11,546(5)	3,491,510
					17,846(6)	5,396,630
							11,548(7)	3,492,115
Keith Taylor					1,039(2)	314,194
					6,790(3)	2,053,296
					8,943(4)	2,704,363
					4,470(5)	1,351,728
					6,784(6)	2,051,482
							4,470(7)	1,351,728
Charles					861(2)	260,366
Meyers					5,359(3)	1,620,562
					8,446(4)	2,554,070
					4,222(5)	1,276,733
					5,359(6)	1,620,562
							4,222(7)	1,276,733
					4,287(8)	1,296,389
Eric					608(2)	183,159
Schwartz					3,931(3)	1,188,734
					5,117(4)	1,547,381
					2,556(5)	772,934
					3,927(6)	1,187,525
							2,558(7)	773,539
Karl Strohmeyer					6,646(4)	2,009,750
					3,322(5)	1,004,573
							3,324(7)	1,005,178
					4,287(9)	1,296,389

1.	Computed in accordance with Securities and Exchange Commission rules as the number of unvested units (which include accrued dividend equivalent units) multiplied by the closing price of Equinix’s common stock at the end of the 2015 fiscal year, which was $302.40 on Dec. 31, 2015. The actual value realized by the officer will depend on whether the award vests and the future performance of Equinix’s common stock.
2.	These performance-based units were granted in fiscal 2013 and were eligible to be earned depending on whether and to what extent Equinix achieved both its 2013 revenue and adjusted EBITDA goals. These share numbers reflect the amount actually earned for performance during fiscal 2013, as determined in Feb. 2014. The remaining unvested amount vested in Feb. 2016.
3.	These performance-based units were granted in fiscal 2014 and were eligible to be earned depending on whether and to what extent Equinix achieved both its 2014 revenue and adjusted EBITDA goals. These share numbers reflect the amount actually earned for performance during fiscal 2014, as determined in Feb. 2015. Of this remaining unvested amount, 50% of the RSUs vest in each of Feb. 2016 and Feb. 2017.
4.	These performance-based units were granted in fiscal 2015 and were eligible to be earned depending on whether and to what extent Equinix achieved both its 2015 revenue and AFFO goals. These share numbers reflect the maximum amount actually earned for performance during fiscal 2015, as determined in Feb. 2016, with 50% of the RSUs vesting in Feb. 2016 and 25% of the RSUs vesting in each of Feb. 2017 and Feb. 2018.
5.	These time-based units were granted in fiscal 2015 and vest, subject to continuous service throughout the vesting period, in three equal annual installments on Jan. 15 of each of 2016, 2017 and 2018.
6.	These performance-based units were granted in fiscal 2014 and were eligible to be earned depending on meeting a relative TSR goal for the two-year period ending Dec. 31, 2015. The share numbers in this table represent the actual payout which vested in Jan. 2016.
7.	These performance-based units were granted in fiscal 2015 and were eligible to be earned depending on meeting a relative TSR goal for the three-year period ending Dec. 31, 2017. The share numbers in this table represent the maximum potential payout.
8.	These time-based units were granted in fiscal 2013, and the remaining unvested amount vests in equal installments on Sept. 1 of each of 2016 and 2017.
9.	These time-based units were granted in fiscal 2013, and the remaining unvested amount vests in equal installments on March 1, 2016 and Sept. 1, 2016.

Equinix 2016 Proxy Statement • COMPENSATION	38

2015 OPTION EXERCISES AND STOCK VESTED

The following table shows the number of shares of restricted shares or restricted stock units that vested during fiscal year 2015. None of our named executive officers acquired shares upon exercise of options during fiscal year 2015.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on Exercise	Value Realized on	Acquired on Vesting	Value Realized on
Name	(#)	Exercise(1) ($)	(#)	Vesting(2) ($)
Stephen Smith	—	—	32,973	7,442,864
Keith Taylor	—	—	12,207	2,756,177
Charles Meyers	—	—	11,829	2,747,048
Eric Schwartz	—	—	7,242	1,634,968
Karl Strohmeyer	—	—	4,134	1,005,616

1.	Value realized is based on the fair market value of our common stock on date of exercise minus the exercise price and does not necessarily reflect proceeds actually received by the named executive officer.

2.	Value realized is based on the fair market value of our common stock on the vesting date, multiplied by the number of shares or units vested, and does not necessarily reflect proceeds actually received by the named executive officer.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Severance Agreements

We have entered into severance agreements with each of our named executive officers. Under their severance agreements, Mr. Smith and Mr. Taylor are entitled to benefits if Equinix terminates their employment for any reason other than cause or they voluntarily resign for good reason. Following a change-in-control, the officers may not resign for good reason for a four-month period. Our other named executive officers are only entitled to severance benefits if Equinix terminates their employment for any reason other than cause within 12 months after a change-in-control or if they resign for good reason during the period beginning four months after a change-in-control and ending 12 months after a change-in-control.

In the event of a qualifying termination, these severance agreements provide for the following benefits if the officer signs a general release of claims:

•	A lump sum severance payment equal to 100% of the officer’s annual base salary and target bonus (at the annual rate in effect immediately prior to the actions that resulted in the qualifying termination).
•	If the officer elects to continue health insurance coverage under COBRA, then Equinix will pay the officer’s monthly premium under COBRA for up to the 12-month period following cessation of the officer’s employment.
•	Under Mr. Smith’s agreement only, his restricted stock awards will vest pro rata with respect to the installment that would otherwise vest on the vesting date following his termination date, subject to any performance criteria applicable to a performance-vesting award having been met as of his termination date.

In addition, for terminations following a change-in-control, the officers may be eligible for accelerated vesting of equity, as described below under “Equity Vesting Acceleration”.

The severance agreements also contain non-solicitation, non-competition (during employment with Equinix), cooperation and non-disparagement covenants.

Equinix 2016 Proxy Statement • COMPENSATION	39

The following definitions are used in the severance agreements with our named executive officers:

•	In the case of Mr. Smith and Mr. Taylor, “good reason” means:
•	a material diminution in the officer’s authority, duties or responsibilities;
•	a material reduction in the officer’s level of compensation (including base salary and target bonus) other than pursuant to a company-wide reduction of compensation where the reduction applicable to the officer is substantially equal, on a percentage basis, to the reduction of the other executive officers;
•	a relocation of the officer’s place of employment by more than 30 miles without the officer’s consent; or
•	in the case of Mr. Smith only, a breach of his offer letter or severance agreement by Equinix or the failure of any successor to assume those agreements.
•	In the case of the other named executive officers, “good reason” means:
•	a material diminution in the officer’s authority, duties or responsibilities, provided, however, if by virtue of Equinix being acquired and made a division or business unit of a larger entity following a change-in- control, the officer retains substantially similar authority, duties or responsibilities for such division or business unit of the acquiring corporation, but not for the entire acquiring corporation, such reduction in authority, duties or responsibilities shall not constitute good reason;
•	a 10% or greater reduction in the officer’s average level of compensation over the prior three calendar years, determined based on salary, target bonus and the FASB ASC Topic 718 grant value of any equity awards; or
•	a relocation of the officer’s place of employment by more than 30 miles without the officer’s consent.
•	“Cause” includes the officer’s unauthorized use or disclosure of trade secrets which causes material harm to Equinix, the officer’s conviction of, or a plea of “guilty” or “no contest” to a felony or the officer’s gross misconduct.
•	The definition of “change-in-control” in the severance agreements with our named executive officers is the same definition as in our 2000 Equity Incentive Plan, described below.

In May 2013, we entered into a revised expatriate agreement with Mr. Schwartz pursuant to which he agreed to relocate to the Netherlands for approximately three years to serve as our president, EMEA. Mr. Schwartz also has an employment agreement with our Netherlands subsidiary in connection with his international assignment to the Netherlands. Pursuant to this employment agreement, if Mr. Schwartz is terminated by Equinix from the role of president, EMEA, he is guaranteed a fixed term of employment until July 31, 2018, as a consultant on European affairs. The role shall be at a work location in the Netherlands with an annual salary of EUR 60,000. Such role shall not entitle Mr. Schwartz to any annual or long-term incentive compensation. In the event of a change-in-control of Equinix, if Mr. Schwartz is entitled to benefits under both his severance agreement and his employment agreement with our Netherlands subsidiary, he will not be eligible to receive both, but payments under one will offset payments made under the other. In addition, if we terminate Mr. Schwartz’s employment during the assignment for any reason other than cause, or if Mr. Schwartz resigns and promptly returns to the United States, we will pay the transportation costs to bring Mr. Schwartz, his family and his household goods back to the United States. Mr. Schwartz may also be entitled to statutory severance under Netherlands law.

The following table estimates the amount of compensation and benefits payable to each of our named executive officers under the severance agreements described above as if their employment terminated upon a qualifying termination on Dec. 31, 2015, the last business day of the last fiscal year.

Equinix 2016 Proxy Statement • COMPENSATION	40

	Base Salary	Bonus	COBRA	Acceleration of	Total
Name	Severance(1) ($)	Severance(1) ($)	Premiums(2) ($)	Vesting ($)	($)
Stephen Smith(4)	900,000	1,125,000	29,902	22,313,283(3)	24,368,185
Keith Taylor(4)	525,000	472,500	29,902	— (5)	1,027,402
Charles Meyers(5)	520,000	468,000	29,902	— (5)	1,017,902
Eric Schwartz(5)	390,000	273,000	30,180	— (5)	693,180
Karl Strohmeyer(5)	430,000	301,000	29,902	— (5)	760,902

1.	The amounts in these columns are based on the officer’s 2015 base salary at the rate in effect at year-end.

2.	The amounts in this column represent the cost of the executive’s monthly health care premium under COBRA for a 12-month period.

3.	Represents the value of pro rata vesting of Mr. Smith’s equity awards under his severance agreement, using the closing price of our common stock of $302.40 on Dec. 31, 2015. Excludes accelerated vesting for termination following a change-in-control under our equity award documents as described below.

4.	Assumes a voluntary resignation for good reason or involuntary termination of employment for any reason other than cause.

5.	Assumes a change-in-control followed by a voluntary resignation for good reason or involuntary termination of employment for any reason other than cause (or, in the case of Mr. Schwartz, if severance is triggered under his expatriate agreement). Excludes accelerated vesting for termination following a change-in-control under our equity award documents as described below.

Equity Vesting Acceleration

Pursuant to our 2000 Equity Incentive Plan, upon a change-in-control of Equinix, if the surviving corporation refuses to assume outstanding equity awards or replace them with comparable awards, each equity award will become fully vested. If equity awards are assumed, our named executive officers’ awards have the following provisions:

•	If the named executive officer is terminated without cause within 12 months after a change-in-control or in the event of a certain voluntary resignations for good reason during the period beginning four months after a change-in-control and ending 12 months after a change-in-control, RSU awards will vest as to 50% of the outstanding unvested portion of such awards.
•	In the event of a change-in-control before the end of the performance period of the awards based on financial performance, each such award shall no longer be dependent on achievement of the financial performance goals, but shall instead convert to a time-based award with 50% of the target number of RSUs under the award vesting on Feb. 15 of the following year and 25% vesting on each Feb. 15 thereafter.
•	Our performance-based RSUs dependent on TSR performance will be deemed to be earned at the change- in-control based on performance for a shortened period ending before the change-in-control, but subject to time-based vesting through the end of the original performance period.
•	RSU awards granted to our employees, including our named executive officers, shall vest as to the next unvested tranche of the award in the event of the death of the individual as a benefit to his or her estate; provided, however, in the case of performance RSUs, that the RSUs have been earned based on actual performance results, as certified by the Board or a committee thereof.

The following definitions apply to our named executive officers’ equity awards: A “change-in-control” includes:

•	a merger of Equinix after which our stockholders own less than 50% of the surviving corporation or its parent company;
•	a sale of all or substantially all of our assets;
•	a proxy contest that results in the replacement of more than half of our directors over a 24-month period; or
•	an acquisition of 50% or more of our outstanding stock by any person or group, other than a person related to Equinix, such as a holding company owned by our stockholders.

The definitions of “cause” and “good reason” are the same as in the severance agreements described above.

Equinix 2016 Proxy Statement • COMPENSATION	41

The following table estimates the value of the potential vesting acceleration for each named executive officer in connection with a change-in-control or termination of employment following a change-in-control. We have assumed for this purpose that both the change-in-control and termination of employment occurred on Dec. 31, 2015, the last business day of our last fiscal year.

	Vesting Upon Involuntary Termination	Vesting if Equity Awards Not Assumed or
Name	Following a CIC(1) ($)	Substituted Following a CIC(1) ($)
Stephen Smith	15,961,277	25,647,451
Keith Taylor	6,096,233	9,826,790
Charles Meyers	6,807,780	9,905,414
Eric Schwartz	3,512,678	5,653,973
Karl Strohmeyer	2,657,945	5,315,890

1.

The value was calculated by multiplying the number of unvested awards as of Dec. 31, 2015 by $302.40, which was the closing price of Equinix’s common stock on Dec. 31, 2015. For awards subject to meeting revenue and AFFO performance criteria for the year ended Dec. 31, 2015, the calculation of the unvested portion reflects the actual performance for such year at 100% of the maximum level. For awards subject to meeting relative TSR goals for the two-year period ending Dec. 31, 2015, the calculation of the unvested portion reflects the actual performance for such period at the maximum level. For awards subject to meeting relative TSR goals for the three-year period ending Dec. 31, 2017, assumes the maximum amount would have been earned based on a shortened performance period ending Dec. 31, 2015, if a change-in-control had occurred at such time.

Compensation Policies and Practices Risk
Assessment

We conducted a risk assessment of our compensation programs and presented the results to our Compensation Committee. The Compensation Committee considered the findings of the assessment and agreed with management’s conclusion that our compensation programs do not create excessive or inappropriate risks for Equinix. Our assessment involved a review of our material compensation arrangements, policies and practices for the purpose of identifying inherent risks and program features that mitigate or eliminate those risks. Factors that support this conclusion include the following:

•	Overall mix of short- and long-term incentives, as well as a mix of fixed and variable compensation.
•	Base pay is fixed and targeted at the 50th percentile of market for all employees. Our competitive base pay supports our goal of attracting and retaining employees while still representing an efficient use of our resources. There is an annual market analysis and alignment with this objective, and Equinix’s annual salary increase budget is approved by the Compensation Committee. Individual performance is also considered in setting base pay.
•	Short-term incentive compensation is earned under our annual incentive plan, which in 2016 will be funded based upon our performance against equally weighted revenue and AFFO targets. We mitigate the risk of manipulation of financial results through a combination of strict internal controls and plan design, including a cap on bonus payouts and the fact that actual payouts are based on individual performance. In addition, for our executives, short-term incentive compensation represents a modest portion of total compensation.
•	Long-term incentive compensation consists of RSUs. For non-executives, RSUs are granted with time-based vesting. For executives, RSUs are granted with both performance and time-based vesting elements. These awards compose the greatest portion of total compensation for our executives. Individual performance is considered in sizing the awards and award sizes are capped. For 2016, the performance elements for one-half of an executive’s annual RSU grant consist of both revenue and AFFO achievement targets. Use of these two metrics ensures that executives are motivated to meet revenue targets while keeping costs contained. The risk of manipulation of financial results is also mitigated by strict internal controls. If the targets are met, the awards continue to vest over the next two years, offsetting the risk of short-term decision-making. The performance element for one-fourth of the RSUs consists of TSR achievement over a three-year period. If the three-year target is met, the awards vest fully, offsetting the risk of short-term decision-making and aligning the interests of executives with stockholders. The remaining one-fourth of the RSUs vest based on time only to align Equinix’s executive compensation program more closely to market practice.

Equinix 2016 Proxy Statement • COMPENSATION	42

•	In 2012, the Governance Committee approved stock ownership guidelines for Mr. Smith and his direct reports. The guidelines require that these executives achieve target ownership levels, expressed as a multiple of salary, within five years from the adoption date of Nov. 30, 2012. The target ownership level for Mr. Smith is three times his annual salary; for all others the target ownership level is one time their annual salary.
•	The Compensation Committee, comprised of independent members of the Board, approves all compensation for executives in its discretion. The Compensation Committee is advised by an independent consultant.

Compensation Committee Interlocks and Insider
Participation

None of the members of the Compensation Committee was at any time during the 2015 fiscal year or at any other time an officer or employee of Equinix. No executive officer of Equinix serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board or Compensation Committee of Equinix.

Equity Compensation Plan Information

following table provides information as of Dec. 31, 2015 with respect to shares of our common stock issuable under our existing equity compensation plans:

	A	B	C
Number of securities
remaining available for
	Number of securities to	Weighted-average exercise	future issuance under
	be issued upon exercise	price of outstanding	equity compensation
	of outstanding options,	options, warrants and	plans, excluding securities
Plan category	warrants and rights	rights	reflected in Column A

Equity compensation
plans approved by security	1,453,687(2)(3)	$2.10(4)	7,711,984(5)
holders(1)
Equity compensation plans
not approved by security	0	N/A	260,498
holders

Total	1,453,687	$2.10	7,972,482

1.	On each Jan. 1, commencing on Jan. 1, 2001 and continuing through Jan. 1, 2010, the number of shares reserved for issuance under the following equity compensation plans were automatically increased as follows: The 2000 Equity Incentive Plan was automatically increased by the lesser of 6% of the then-outstanding shares of common stock or 6.0 million shares and the 2000 Director Option Plan was automatically increased by 50,000 shares of common stock. On each Jan. 1, continuing through Jan. 1, 2015, the 2004 Employee Stock Purchase Plan was automatically increased by the lesser of 2% of the then-outstanding shares of common stock or 500,000 shares.

2.	Includes 1,416,438 unissued shares subject to outstanding RSUs.

3.	Includes 1,631 stock options assumed pursuant to our acquisition of Switch & Data Facilities Company, Inc., effective April 30, 2010. No additional stock options, RSUs, or any other equity awards are issuable pursuant to the Switch and Data 2007 Stock Incentive Plan, including upon the cancellation of the stock options and RSUs which were assumed.

4.	The weighted-average exercise price takes into account 1,416,438 shares under approved plans issuable upon vesting of outstanding RSUs, which have no exercise price. The weighted-average exercise price for options only with respect to the approved plans is $82.0553.

5.	Includes 3,577,911 shares available for future issuance under the 2004 ESPP.

Equinix 2016 Proxy Statement • COMPENSATION	43

The following equity compensation plan that was in effect as of Dec. 31, 2015 was adopted without the approval of our security holders:

The Equinix, Inc., 2001 Supplemental Stock Plan (the “2001 Plan”) was adopted by the Board on Sept. 26, 2001. We have reserved 1,494,275 shares of common stock for issuance under the 2001 Plan, under which non-statutory stock options and restricted shares may be granted to non-executive officer employees and consultants of ours or any parent or subsidiary corporation. Options granted under the 2001 Plan must have an exercise price equal to no less than 85% of the fair market value on the date of grant; however, as of Dec. 31, 2015, all options granted under the 2001 Plan have an exercise price equal to 100% of the fair market value on the date of grant. As of Dec. 31, 2015, options to purchase 0 shares of common stock were outstanding under the 2001 Plan, 260,498 shares remained available for future grants, and options covering 1,233,777 shares had been exercised. Pursuant the 2001 Plan, upon a change-in-control of Equinix, each outstanding option and all shares of restricted stock will generally become fully vested unless the surviving corporation assumes the option or award or replaces it with a comparable award. Any options or shares of restricted stock, granted prior to Feb. 2008, which are assumed or replaced in the transaction and do not otherwise accelerate at that time, will become fully vested if the holder is subject to an involuntary termination within 18 months following the change- in-control. The Board may amend or terminate the 2001 Plan at any time, and the 2001 Plan will continue in effect indefinitely, unless the Board decides to terminate the plan earlier.

Section 16(a) Beneficial Ownership Reporting
Compliance

The members of the Board, the executive officers of Equinix, and persons who hold more than 10% of Equinix’s outstanding common stock (“Section 16 Insiders”) are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of Equinix’s common stock and their transactions in such common stock. Based on (i) the copies of Section 16(a) reports filed for the members of the Board and the executive officers for their 2015 fiscal year transactions in common stock and their common stock holdings and (ii) the written representations received by such persons, Equinix believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by Section 16 Insiders, except for one late Form 4 filing reporting the grant of an RSU award for Mr. Hromadko due to an administrative oversight.

Equinix 2016 Proxy Statement • COMPENSATION	44

AUDIT

Proposal 2 — Ratification of Independent
Registered Public Accountants

Equinix is asking the stockholders to ratify the appointment of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as Equinix’s independent registered public accounting firm for the fiscal year ending Dec. 31, 2016. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers.

If the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Equinix and its stockholders.

PricewaterhouseCoopers has audited Equinix’s financial statements since 2000. Its representatives are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Aggregate fees for professional services rendered for Equinix by PricewaterhouseCoopers for the years ended

31, 2015 and 2014 were:

	Dec. 31,
	2015	2014
Audit	$5,817,189	$6,516,209
Audit-related	$567,067	$575,000
Tax	$3,300	—
Other	$7,500	$6,300
Total	$6,395,056	$7,097,509

Audit fees for the years ended Dec. 31, 2015 and 2014, respectively, were for professional services rendered for the audits of the consolidated financial statements of Equinix and the financial statements of certain of its subsidiaries.

The Audit-related fees for the years ended Dec. 31, 2015 and 2014, respectively, were for assurance and related accounting and advisory services related to debt offerings, review of documents filed with the Securities and Exchange Commission in the U.S. and with the Federal Financial Supervisory Authority in Germany.

The Tax fees for the year ended Dec. 31, 2015 were for professional services rendered to meet certain tax-related regulatory requirements.

The Other fees for the years ended Dec. 31, 2015 and 2014, respectively, were for licensed software tools used for financial reporting.

Equinix 2016 Proxy Statement • AUDIT	45

Equinix’s Audit Committee adopted pre-approval policies and procedures for audit and non-audit services during the fiscal year 2003. All audit, audit-related and tax services are approved in advance by Equinix’s Audit Committee to assure they do not impair the independence of Equinix’s independent registered public accounting firm. At the beginning of each fiscal year, management prepares an estimate of all such fees for the duration of the fiscal year and submits the estimate to the Audit Committee for review and pre-approval. Any modifications to the estimates are submitted to the Audit Committee for pre-approval at the next regularly scheduled Audit Committee meeting, or if action is required sooner, to the chairman of the Audit Committee. All fees paid to Equinix’s independent registered public accounting firm during the fiscal years 2015 and 2014 were in accordance with this pre-approval policy.

The Board recommends a vote "FOR" proposal 2

Equinix 2016 Proxy Statement • AUDIT	46

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee serves as the representative of the Board for general oversight of Equinix’s financial accounting and reporting process, system of internal control, audit process, process for monitoring compliance with laws and regulations, and Equinix’s Code of Ethics for chief executive officer and senior financial officers. The Audit Committee annually appoints an independent registered public accounting firm to express an opinion on the financial statements and on Equinix’s internal control over financial reporting based on an integrated audit. A more detailed description of the functions of the Audit Committee can be found in Equinix’s Audit Committee Charter, published on the corporate governance section of Equinix’s website at Equinix.com.

During fiscal year 2015, the Audit Committee consisted of Messrs. Bartlett, Hromadko and Paisley. Mr. Paisley is the Audit Committee’s chairman and both Mr. Bartlett and Mr. Paisley are considered financial experts. The Audit Committee held 11 meetings during the last fiscal year.

Equinix’s management has primary responsibility for preparing Equinix’s financial statements and maintaining Equinix’s financial reporting process. Equinix’s independent registered public accounting firm, PricewaterhouseCoopers, is responsible for expressing an opinion on the conformity of Equinix’s financial statements to generally accepted accounting principles and on Equinix’s internal control over financial reporting based on an integrated audit. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the Audit Committee’s members in business, financial and accounting matters.

In this context, the Audit Committee hereby reports as follows:

a)	The Audit Committee has reviewed and discussed the audited financial statements with Equinix’s management and the independent registered public accounting firm.
b)	The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Codification of Statements on Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board.
c)	The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board. The letter concerns the independent auditors’ communications with the Audit Committee about the registered accounting firm’s independence, which the committee has discussed with the firm.

Based on the Audit Committee’s discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee approved the audited financial statements and recommended that the audited financial statements be included in Equinix’s Annual Report on Form 10-K, for the fiscal year ended Dec. 31, 2015, for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also approved, subject to stockholder ratification, the selection of PricewaterhouseCoopers as Equinix’s independent registered public accounting firm.

Each of the members of the Audit Committee is independent as such term is defined under the rules of the Securities and Exchange Commission and the listing standards of the NASDAQ Stock Market.

The Audit Committee:

Christopher Paisley, Chairman

Thomas Bartlett

Gary Hromadko

Equinix 2016 Proxy Statement • AUDIT	47

ADDITIONAL INFORMATION

Voting Information and Attending the Meeting

ATTENDING THE ANNUAL MEETING

Only persons with evidence of stock ownership or who are guests of Equinix may attend and be admitted to the Annual Meeting. Photo identification will be required (a valid driver’s license or passport is preferred). If your shares are held in an account at a brokerage firm, bank, dealer or other similar organization, you will need to bring a proxy or a letter from that broker, trust, bank or other nominee, or your most recent brokerage account statement, that confirms that you are the beneficial owner of those shares. For assistance with directions to our headquarters where the Annual Meeting will be held, please call +1.650.598.6000.

VOTING COMMON STOCK

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 20, 2016.

QUALIFYING TO VOTE

Only stockholders of record at the close of business on April 20, 2016 will be entitled to vote at the Annual Meeting. On this record date, there were 69,429,078 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on April 20, 2016, your shares were registered directly in your name with Equinix’s transfer agent, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on April 20, 2016, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

Equinix 2016 Proxy Statement • ADDITIONAL INFORMATION	48

WAYS TO VOTE

On the matters to be voted on, including the nominees to the Board, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using a proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

1.	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.
2.	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
3.	To vote over the telephone, dial toll-free (from the U.S., Canada and U.S. Territories) 1-800-652-VOTE (8683) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 1 a.m. Central Time on June 1, 2016, to be counted.
4.	To vote on the Internet, go to www.investorvote.com/EQIX to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 1 a.m. Central Time, on June 1, 2016, to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization, rather than from Equinix. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or on the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy card.

We provide Internet proxy voting to allow you to vote your shares online with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

HOW VOTES ARE COUNTED

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” votes, “Against” votes, abstentions and broker non-votes (when shares are held by brokers that do not have discretionary authority to vote on a matter and have not received voting instructions from their clients).

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker with respect to a “non-discretionary” matter, your shares will not be voted on such matter and will not be counted as shares entitled to vote on such matter. For example, if you do not provide voting instructions to your broker, the broker could vote your shares for Proposal No. 2 (the ratification of the appointment of PricewaterhouseCoopers LLP as Equinix’s independent registered public accounting firm for the fiscal year ending Dec. 31, 2016), but not for the other proposals, including the election of directors.

Equinix 2016 Proxy Statement • ADDITIONAL INFORMATION	49

Shares not present at the meeting and shares voting “abstain” have no effect on the election of directors. For the other proposals, abstentions have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for the election of directors or for Proposals No. 1 or 2. Broker non-votes will be counted in determining whether there is a quorum.

VOTES NEEDED TO APPROVE EACH MATTER

1.	To be elected, directors must receive a majority of the votes cast (that is, the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee).
2.	To be approved on an advisory non-binding basis, Proposal No. 1, the compensation of our named executive officers must receive a “For” vote from the majority of shares present and entitled to vote on the proposal either in person or by proxy.
3.	To be approved, Proposal No. 2, the ratification of PricewaterhouseCoopers as Equinix’s independent registered public accounting firm for the fiscal year ending Dec. 31, 2016, must receive a “For” vote from the majority of shares present and entitled to vote on the proposal either in person or by proxy.

RECEIPT OF MORE THAN ONE PROXY CARD

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts, please complete, sign and return each proxy card to ensure that all of your shares are voted.

RETURNING A BLANK PROXY

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all nominees for director, “For” the compensation of our named executive officers, and “For” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending Dec. 31, 2016.

If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

REVOKING A PROXY

You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

1.	You may submit another properly completed proxy card with a later date.

2.	You may send a written notice that you are revoking your proxy to Equinix’s Secretary at One Lagoon Drive, Fourth Floor, Redwood City, CA 94065.
3.	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Equinix 2016 Proxy Statement • ADDITIONAL INFORMATION	50

PROXY SOLICITATION

Equinix will pay for the entire cost of soliciting proxies, including the fee to D.F. King & Co., Inc., who will help us solicit proxies, of $12,500, plus expenses. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. If you have any questions or require any assistance with voting your shares, please contact our proxy solicitation firm, D.F. King & Co., Inc., at +1.866.207.2356.

QUORUM REQUIREMENT

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares is represented by stockholders present at the meeting or by proxy. On the record date, there were 69,429,078 shares outstanding and entitled to vote. Thus 34,714,540 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy card or vote at the meeting.

Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

ANNUAL MEETING VOTING RESULTS

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published on a Current Report on Form 8-K filed within four business days after the Annual Meeting.

ELECTRONIC ACCESS TO PROXY STATEMENT AND ANNUAL REPORT

This proxy statement and Equinix’s annual report on Form 10-K are available on-line at Proxy.equinix.com.

Delivery of Documents to Stockholders Sharing
an Address

A number of brokers with account holders who are stockholders of Equinix will be “householding” Equinix’s proxy materials. A single set of proxy materials will be delivered to multiple stockholders sharing an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Equinix, Inc., One Lagoon Drive, Redwood City, California 94065, Attn: Stock Services, or contact Equinix Stock Services by telephone at +1.650.598.6000 and a separate proxy statement and annual report will be delivered to you promptly. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

Equinix 2016 Proxy Statement • ADDITIONAL INFORMATION	51

Stockholder Proposals for 2017 Annual Meeting

Stockholders who intend to have a proposal considered for inclusion in Equinix’s proxy materials for presentation at the 2017 Annual Meeting of Stockholders (the “2017 Annual Meeting”) pursuant to Rule 14a-8 of the Exchange Act must submit the proposal to Equinix no later than Dec. 30, 2016. Pursuant to Rule 14a-4(c) of the Exchange Act and Equinix’s Amended and Restated Bylaws, stockholders who intend to present a proposal at the 2017 Annual Meeting without inclusion of such proposal in the proxy materials are required to notify Equinix of such proposal not earlier than Feb. 1, 2017 and not later than 5 p.m., Pacific Standard Time on March 3, 2017, so long as the 2017 Annual Meeting is not advanced by more than 30 days or delayed by more than 70 days from June 1, 2017 (the anniversary date of the prior year’s annual meeting). If Equinix does not receive notification of the proposal within that time frame, it will be considered untimely, and we will not be required to present it at the 2017 Annual Meeting.

All stockholder proposals and notice of stockholder proposals should be sent to Equinix, Inc., at One Lagoon Drive, Redwood City, California 94065, Attn: Secretary. Equinix reserves the right to reject, rule out of order, or take other appropriate action with respect to any stockholder proposal that does not satisfy the conditions and rules established by the Securities and Exchange Commission.

Other Matters

The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

Equinix will mail without charge, upon written request, a copy of Equinix’s annual report on Form 10-K for the fiscal year ended Dec. 31, 2015. Requests should be sent to Equinix, Inc., at One Lagoon Drive, Redwood City, CA 94065, Attn: Investor Relations.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Peter Van Camp

Peter Van Camp

Executive Chairman

Whether or not you plan to attend the Annual Meeting, please complete, sign, date and promptly return the accompanying proxy in the enclosed postage-paid envelope, or follow the instructions below to submit your proxy by telephone or on the Internet. You may revoke your proxy at any time prior to the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Thank you for your attention to this matter. Your prompt response will greatly facilitate arrangements for the Annual Meeting.

Equinix 2016 Proxy Statement • ADDITIONAL INFORMATION	52

Corporate HQ	EMEA	Asia-Pacific

Equinix, Inc.	Equinix (EMEA) BV	Equinix Hong Kong Limited
One Lagoon Drive	7th Floor Rembrandt Tower	Units 6501-04A & 6507-08, 65/F
4th Floor	Amstelplein 1	International Commerce Centre
Redwood City, CA 94065	1096 HA Amsterdam	1 Austin Road West
USA	Netherlands	Kowloon, Hong Kong

Main: +1.650.598.6000	Main: +31.20.754.0305	Main: +852.2970.7788
Email: info@equinix.com	Email: info@eu.equinix.com	Email: info@ap.equinix.com

About Equinix

Equinix, Inc. (Nasdaq: EQIX) connects the world’s leading businesses to their customers, employees and partners inside the most interconnected data centers. In 40 markets across five continents, Equinix is where companies come together to realize new opportunities and accelerate their business, IT and cloud strategies.

In a digital economy where enterprise business models are increasingly interdependent, interconnection is essential to success. Equinix operates the only global interconnection platform, sparking new opportunities that are only possible when companies come together.

© 2016 Equinix, Inc.	Equinix.com

.. IMPORTANT ANNUAL MEETING INFORMATION Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 1, 2016. Vote by Internet • Go to www.investorvote.com/EQIX • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X For Against Abstain For Against Abstain 2. T o approve by a non-binding advisory vote the 3. To ratify the appointment of PricewaterhouseCoopers LLP c ompensation of the Company’s named executive officers. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016. Cha nge of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Non-Voting Items Mark the box to the right if you plan to attend the Annual Meeting. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1UPX + 02CQTB .. • IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • Proxy — Equinix, Inc. One Lagoon Drive, Redwood City, California 94065 This Proxy is Solicited on Behalf of the Board of Directors of Equinix, Inc. for the Annual Meeting of Stockholders to be held June 1, 2016 The undersigned holder of Common Stock, par value $0.001, of Equinix, Inc. (the “Company”) hereby appoints Stephen M. Smith and Keith D. Taylor, or either of them, each with full power of substitution, to represent and to vote as specified in this Proxy all Common Stock of the Company that the undersigned stockholder would be entitled to vote if personally present at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 1, 2016 at 10:30 a.m. local time, on the first floor of the Company’s headquarters located at One Lagoon Drive, Redwood City, California, 94065, and at any adjournments or postponements of the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters. This proxy, when properly executed, will be voted in the manner as described herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS, FOR PROPOSALS 2 AND 3, AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS AND “FOR” PROPOSALS 2 AND 3. PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope. (continued and to be signed on reverse side.)